LEASE

DATED October 19, 2007

BY AND BETWEEN

617 7TH STREET ASSOCIATES, LLC
A DELAWARE LIMITED LIABILITY COMPANY

AS LANDLORD

AND

CYBERDEFENDER CORPORATION,
A CALIFORNIA CORPORATION

AS TENANT

AFFECTING PREMISES COMMONLY KNOWN AS

617 WEST 7TH STREET, SUITE 401, LOS ANGELES, CALIFORNIA

TABLE OF CONTENTS

PAGE

SUMMARY OF BASIC LEASE TERMS

SECTION (LEASE REFERENCE)	TERMS	
A. (Introduction)	Lease Reference Date:	October 19, 2007
B. (Introduction)	Landlord:	617 7th Street Associates, LLC, a Delaware limited liability company
C. (Introduction)	Tenant:	Cyberdefender Corporation, a California corporation
D. (Section 1.22)	Premises:	That area consisting of approximately 4,742 square feet of net rentable area, the address of which is 617 West 7th Street, Suite 401, Los Angeles, California, as shown on Exhibit A
E. (Section 1.8)	Building:	The building in which the Premises are located containing approximately 192,323 square feet of net rentable area
F. (Section 1.30)	Tenant's Share:	2.47%
G. (Section 1.26)	Scheduled Commencement Date:	December 1, 2007
H. (Section 1.19)	Lease Term:	Sixty-two (62) months
I. (Section 3.1)	Base Monthly Rent:	

Months	Base Monthly Rent
1 – 12*	$10,669.50
13 – 24	$10,989.59
25 – 36	$11,319.28
37 – 48	$11,658.86
49 - 60	$12,008.63
61 – 62	$12,368.89

SECTION (LEASE REFERENCE)	TERMS	

*Notwithstanding the foregoing, and on the express condition that Tenant abides by all of the terms and conditions of this Lease and no event of default occurs hereunder, Tenant shall be entitled to an abatement of Base Monthly Rent, commencing on the Commencement Date and ending two (2) months thereafter, such that the effective Base Rent for the first two (2) months shall be $Zero. Notwithstanding such concession of Base Rent, Landlord and Tenant agree that Tenant's obligation to pay Base Rent as provided in the Lease shall continue throughout the Lease Term, and in the event that Tenant fails to abide by any term or condition of the Lease or otherwise defaults hereunder, then all Base Rent not collected by Landlord during the Lease Term due to the foregoing Base Rent abatement shall, as of the date of Tenant's default, become immediately due and payable with interest on such sums at the lesser of 18% per annum or the maximum rate permitted by law from the date such Rent was originally due to the date of payment. Such obligation of Tenant for payment of Base Rent not collected during the Lease Term shall be independent of and in addition to Landlord's other rights and remedies available to it pursuant to the Lease or otherwise available at law or in equity.

J. (Section 3.3)	Prepaid Rent:	$10,669.50
K. (Section 6)	Security Deposit:	$15,000.00
L. (Section 5.1)	Permitted Use:	General office use
M. (Section 11.1)	Tenant's Liability Insurance Minimum:	$3,000,000
N. (Section 1.3)	Landlord's Address:	c/o Alliance Commercial Partners, LLC 165 South Union Blvd., Suite 510 Lakewood, Colorado 80228 Attn: Douglas McCormick
O. (Section 1.3)	Tenant's Address:	Prior to the Commencement Date: 12121 Wilshire Blvd., Suite 350 Los Angeles, CA 90025 On and after the Commencement Date: The Premises
P. (Section 19.13)	Real Estate Brokers:	CB Richard Ellis representing Landlord and Stone-Miller Company representing Tenant

SECTION (LEASE REFERENCE)	TERMS	
Q. (Section 1.7)	Base Year:	2008
R. (Section 3.3)	Rent Payment Address:	617 7th Street Associates, LLC P.O. Box 974823 Dallas, TX 75397-4823
S. (Section 1.18)	Lease:	This Lease includes the summary of the Basic Lease Terms, the Lease, and the following exhibits: Exhibit A: (Depiction of the Premises) Exhibit B: (Commencement Memorandum) Exhibit C: (Depiction of the Second Floor Lounge Area and Executive Conference Room) Exhibit D: (Rules and Regulations) Exhibit E: (Work Letter)

The foregoing Summary is hereby incorporated into and made a part of the Lease. Each reference in the Lease to any term of the Summary shall mean the respective information set forth above and shall be construed to incorporate all of the terms provided under the particular paragraph pertaining to such information. In the event of any conflict between the Summary and the Lease, the Summary shall control.

LANDLORD:

617 7TH STREET ASSOCIATES, LLC,
a Delaware limited liability company

By: 617 Partners, LP,
a Colorado limited partnership
Its: Manager

By: AVF Management, LLC,
a Colorado limited liability company
Its: General Partner

By:____________________
Name:____________________
Title: Voting Member

TENANT:

CYBERDEFENDER CORPORATION,
a California corporation

By: [signature]
Name: Gary Guseinov
Title: CEO
Date: 10/19/2007

#1276151 v4

LEASE

This Lease is dated as of the lease reference date specified in Section A of the Summary and is made by and between the party identified as Landlord in Section B of the Summary and the party identified as Tenant in Section C of the Summary.

1. Definitions.

1.1 General. Any initially capitalized term that is given a special meaning by this Article 1, the Summary, or by any other provision of this Lease (including the exhibits attached hereto) shall have such meaning when used in this Lease or any addendum or amendment hereto unless otherwise clearly indicated by the context.

1.2 Additional Rent. The term "Additional Rent" is defined in Section 3.2.

1.3 Address for Notices. The term "Address for Notices" shall mean the addresses set forth in Sections N and O of the Summary.

1.4 Agents. The term "Agents" shall mean the following: (a) with respect to Landlord or Tenant, the agents, employees, contractors and invitees of such party; and (b) in addition, with respect to Tenant, Tenant's subtenants, and their respective agents, employees, contractors and invitees.

1.5 Agreed Interest Rate. The term "Agreed Interest Rate" shall mean that interest rate determined as of the time it is to be applied that is equal to the lesser of (a) five percent (5%) in excess of the reference rate (or prime rate) of the Bank of America, N.T. & S.A. as it may be adjusted from time to time, or (b) the maximum interest rate permitted by Law.

1.6 Base Monthly Rent. The term "Base Monthly Rent" shall mean the fixed monthly rent payable by Tenant pursuant to Section 3.1 which is specified in Section I of the Summary.

1.7 Base Year. The term "Base Year" shall mean the calendar year set forth in Section Q of the Summary.

1.8 Building. The term "Building" shall mean the building in which the Premises are located, which Building is identified in Section E of the Summary, the net rentable area of which is referred to herein as the "Building Net Rentable Area."

1.9 Building Amenities. The term "Building Amenities" is defined in Section 9.

1.10 Commencement Date. The term "Commencement Date" is the date the Lease Term commences, which term is defined in Section 2.2.

1.11 Common Area. The term "Common Area" shall mean all areas and facilities within the Project that are designated by Landlord from time to time for the common use of tenants and others including the pedestrian sidewalks, landscaped areas, trash enclosures and the like.

1.12 Common Operating Expenses. The term "Common Operating Expenses" is defined in Section 4.2.

1.13 Effective Date. The term "Effective Date" shall mean the date the last signatory to this Lease whose execution is required to make it binding on the parties hereto shall have executed this Lease.

1.14 Event of Tenant's Default. The term "Event of Tenant's Default" is defined in Section 16.1.

1.15 Hazardous Materials. The terms "Hazardous Materials" and "Hazardous Materials Laws" are defined in Section 18.3.

1.16 Insured and Uninsured Peril. The terms "Insured Peril" and "Uninsured Peril" are defined in Section 13.2F.

1.17 Law. The term "Law" shall mean any judicial decision, statute, constitution, ordinance, resolution, regulation, rule, administrative order, or other requirement of any municipal, county, state, federal or other governmental agency or authority having jurisdiction over the parties to this Lease or the Project, or both, in effect either at the Effective Date or any time during the Lease Term, including, without limitation, any Hazardous Materials Law (as defined in Section 18.3C) and the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq., and any rules, regulations, restrictions, guidelines, requirements or publications promulgated or published pursuant thereto.

1.18 Lease. The term "Lease" shall mean the Summary and all elements of this Lease identified in Section S of the Summary, all of which are attached hereto and incorporated herein by this reference.

1.19 Lease Term. The term "Lease Term" shall mean the term of this Lease which shall commence on the Commencement Date and continue for the period specified in Section H of the Summary.

1.20 Lender. The term "Lender" shall mean any beneficiary, mortgagee, secured party, lessor, or other holder of any Security Instrument.

1.21 Permitted Use. The term "Permitted Use" shall mean the use specified in Section L of the Summary.

1.22 Premises. The term "Premises" shall mean that building area described in Section D of the Summary that is within the Building, the aggregate net rentable area of which is referred to herein as "Tenant's Net Rentable Area".

1.23 Project. The term "Project" shall mean Building and the parcel(s) of land on which it is located and, at Landlord's discretion, other improvements, if any, serving the Building and the parcel(s) of land on which they are located.

1.24 Private Restrictions. The term "Private Restrictions" shall mean all recorded covenants, conditions and restrictions, private agreements, reciprocal easement agreements, and any other recorded instruments which now or hereafter affect the use of the Premises.

1.25 Real Property Taxes. The term "Real Property Taxes" is defined in Section 4.3.

1.26 Scheduled Commencement Date. The term "Scheduled Commencement Date" shall mean the date specified in Section G of the Summary.

1.27 Security Instrument. The term "Security Instrument" shall mean any underlying lease, mortgage or deed of trust which now or hereafter affects the Project, and any renewal, modification, consolidation, replacement or extension thereof.

1.28 Summary. The term "Summary" shall mean the Summary of Basic Lease Terms executed by Landlord and Tenant that is part of this Lease.

1.29 Tenant's Alterations. The term "Tenant's Alterations" shall mean all improvements, additions, alterations, and fixtures installed in the Premises by Tenant at its expense after the Effective Date which are not Trade Fixtures.

1.30 Tenant Improvements. The term "Tenant Improvements" is defined in the Work Letter attached to the Lease as Exhibit E.

1.31 Tenant's Share. The term "Tenant's Share" shall mean the percentage obtained by dividing Tenant's Net Rentable Area by the Building Net Rentable Area, which as of the Effective Date is the percentage identified in Section F of the Summary.

1.32 Trade Fixtures. The term "Trade Fixtures" shall mean (a) Tenant's inventory, furniture, signs, and business equipment, and (b) anything affixed to the Premises by Tenant at its expense for purposes of trade, manufacture, ornament or domestic use (except replacement of similar work or material originally installed by Landlord) which can be removed without material injury to the Premises unless such thing has, by the manner in which it is affixed, become an integral part of the Premises.

2. Demise, Construction, and Acceptance.

2.1 Demise of Premises. Landlord hereby leases to Tenant, and Tenant leases from Landlord, for the Lease Term upon the terms and conditions of this Lease, the Premises for Tenant's own use in the conduct of Tenant's business together with the non-exclusive right to use the Common Area for ingress to and egress from the Premises.

2.2 Commencement Date. On the earlier of (a) the later of (i) the Scheduled Commencement Date or (ii) the date by which the Tenant Improvements are substantially completed or (b) the date Tenant occupies any portion of the Premises, the Lease Term shall commence, and such date shall be referred to herein as the "Commencement Date". Within ten (10) days of request by Landlord, Tenant shall acknowledge the actual Commencement Date by executing a Commencement Memorandum in the form attached hereto as Exhibit B. For purposes of this Section 2.2, the Tenant Improvements shall be deemed to be "substantially completed" on the date that the Tenant Improvements have been performed other than any details of construction, mechanical adjustment or any other similar matter the non-completion of which does not materially interfere with Tenant's use of the Premises. In the event of any Tenant Delay (as defined in the Work Letter attached to the Lease as Exhibit E), the date by which the Tenant Improvements are substantially completed for purposes of this Section 2.2 shall be deemed to be the date the Tenant Improvements would have been substantially completed absent any Tenant Delay.

2.3 Construction of Improvements. Landlord shall have no obligation to make any repairs, improvements, additions or alterations to the Premises (except as may be specifically set forth in Exhibit E) or to provide any tenant improvement allowance to Tenant. Tenant shall be solely responsible for constructing at its sole cost and expense any improvements to the Premises required for Tenant's Permitted Use of the Premises in accordance with the terms of Section 5 hereof.

2.4 Delivery and Acceptance of Possession. If Landlord fails to deliver possession of the Premises to Tenant on or before the Scheduled Commencement Date for any reason whatsoever, this Lease shall not be void or voidable, and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom. Tenant acknowledges that it has had an opportunity to conduct, and has conducted, such inspections of the Premises as it deems necessary to evaluate its condition. Tenant shall accept possession of the Premises in their current "as-is" condition, except for any latent defects in the Premises of which Tenant notifies Landlord within one year after the Commencement Date (other than work performed by Tenant or Tenant's Agents).

3. Rent.

3.1 Base Monthly Rent. Commencing on the Commencement Date and continuing each month throughout the Lease Term, Tenant shall pay to Landlord the Base Monthly Rent set forth in Section I of the Summary.

3.2 Additional Rent. Commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay the following as additional rent (the "Additional Rent"): (a) any late charges or interest due Landlord pursuant to Section 3.4; (b) Tenant's Share of Expense Increases as provided in Section 4.1; (c) Landlord's share of any Subrent received by Tenant upon certain assignments and sublettings as required by Section 15.1; (d) any legal fees and costs due Landlord pursuant to Section 19.9; and (e) any other charges due Landlord pursuant to this Lease. Base Monthly Rent and Additional Rent are sometimes hereinafter referred to collectively as "rent."

3.3 Payment of Rent. Within thirty (30) days after the Effective Date, Tenant shall pay Landlord the amount set forth in Section J of the Summary as prepayment of rent for credit against the first installments of Base Monthly Rent. All rent required to be paid in monthly installments shall be paid in advance on the first day of each calendar month during the Lease Term. All rent shall be paid in lawful money of the United States, without any abatement, deduction or offset whatsoever, and without any prior demand therefor. All rent shall be paid to Landlord at its address set forth in Section R of the Summary, or at such other place as Landlord may designate from time to time. Tenant's obligation to pay Base Monthly Rent and Tenant's Share of Expense Increases shall be prorated at the commencement and expiration of the Lease Term. Tenant's covenant to pay rent is independent of every other covenant in this Lease.

3.4 Late Charge, Interest and Quarterly Payments.

A. Tenant acknowledges that the late payment by Tenant of any installment of rent, or any other sum of money required to be paid by Tenant under this Lease, will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such costs and expenses will include, without limitation, attorneys' fees, administrative and collection costs, and processing and accounting expenses and other costs and expenses necessary and incidental thereto. If any Base Monthly Rent or Additional Rent is not received by Landlord from Tenant when due, then Tenant shall immediately pay to Landlord a late charge equal to five percent (5%) of such delinquent rent as liquidated damages for Tenant's failure to make timely payment. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any rent or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant's failure to pay any rent due under this Lease in a timely fashion, including any right to terminate this Lease pursuant to Section 16.2B. In addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate from the date such amount became due until paid.

B. If Tenant during any calendar year shall be more than five (5) business days delinquent in the payment of any rent or other amount payable by Tenant hereunder on two (2) or more occasions in any calendar year, then, notwithstanding anything herein to the contrary, Landlord may, by written notice to Tenant, elect to require Tenant to pay all Base Monthly Rent and Additional Rent quarterly in advance. Such right shall be in addition to and not in lieu of any other right or remedy available to Landlord hereunder or at law on account of Tenant's default hereunder.

4. Common Operating Expenses.

4.1 Tenant's Obligation to Reimburse. As Additional Rent, Tenant shall pay Tenant's Share (specified in Section F of the Summary) of the increase in the Common Operating Expenses for each calendar year or portion thereof after the Base Year over the Common Operating Expenses for the Base Year (the "Expense Increases"). Tenant shall pay such share of the Expense Increases incurred or paid by Landlord but not theretofore billed to Tenant within ten (10) days after receipt of a written bill therefor from Landlord on such periodic basis as Landlord shall designate. In addition, Landlord may from time to time require that Tenant pay Tenant's Share of Expense Increases in advance in estimated monthly installments, in accordance with the following: (a) Landlord shall deliver to Tenant Landlord's reasonable estimate of the Common Operating Expenses it anticipates will be paid or incurred for the calendar year in question; (b) during such calendar year, Tenant shall pay Tenant's Share of the estimated Expense Increases in advance in monthly installments as required by Landlord due with the installments of Base Monthly Rent; and (c) within one hundred twenty (120) days after the end of each calendar year or as soon as reasonably practicable thereafter, Landlord shall furnish to Tenant a statement in reasonable detail of the actual Common Operating Expenses paid or incurred by Landlord during the just ended calendar year (the "Statement") and thereupon there shall be an adjustment between Landlord and Tenant, with payment to Landlord or credit by Landlord against the next installment of Additional Rent (or with payment to Tenant in cash if no further installments of Additional Rent are due), as the case may require, within ten (10) days after delivery by Landlord to Tenant of such Statement, so that Landlord shall receive the entire amount of Tenant's Share of all Expense Increases for such calendar year, and no more. Within 60 days (the "Audit Election Period") after Landlord furnishes its Statement for any calendar year, Tenant may, at its expense during Landlord's normal business hours, elect to audit Landlord's Common Operating Expenses for such calendar year only, subject to the following conditions: (1) there is no uncured event of default under this Lease; (2) the audit shall be prepared by an independent certified public accounting firm of recognized national or regional standing; (3) in no event shall any audit be performed by a firm retained on a "contingency fee" basis; (4) the audit shall commence within 30 days after Landlord makes Landlord's books and records available to Tenant's auditor and shall conclude within 60 days after commencement; (5) the audit shall be conducted where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord's business; (6) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute Landlord's confidentiality agreement for Landlord's benefit prior to commencing the audit; and (7) the accounting firm's audit report shall, at no charge to Landlord, be submitted in draft form for Landlord's review and comment before the final approved audit report is delivered to Landlord, and any reasonable comments by Landlord shall be incorporated into the final audit report. This paragraph shall not be construed to limit, suspend, or abate Tenant's obligation to pay rent when due, including estimated Expense Increases. Landlord shall credit any overpayment determined by the final approved audit report against the next rent due and owing by Tenant or, if no further rent is due, refund such overpayment directly to Tenant within 30 days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within 30 days of determination. The foregoing obligations shall survive the expiration or earlier termination of this Lease. If Tenant does not give written notice of its election to audit Landlord's Common Operating Expenses during the Audit Election Period, Landlord's Common Operating Expenses and any Expense Increases for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review

or contest the same. Landlord may revise its estimate of Common Operating Expenses from time to time, and Tenant shall thereafter make payments on the basis of the revised estimate. In the event that the Project is not one hundred percent (100%) occupied during all or any portion of any calendar year, Landlord may make an appropriate adjustment, in accordance with industry standards and sound management practices, of the Common Operating Expenses for each such year to determine what the Common Operating Expenses would have been for such year if the Project had been one hundred percent (100%) occupied, and the amount so determined shall be deemed to be the amount of Common Operating Expenses for such year. Such adjustment shall be made by Landlord by increasing those costs included in the Common Operating Expenses which, according to industry standards and sound management practices, vary based upon the level of occupancy of the Project. In no event shall Base Monthly Rent be reduced if Common Operating Expenses for any calendar year are less than Common Operating Expenses for the Base Year.

4.2 Common Operating Expenses Defined. The term "Common Operating Expenses" shall mean all costs and expenses incurred by Landlord with respect to the operation, maintenance, protection, repair and replacement of the Project, including, without limitation, the following:

A. All costs and expenses paid or incurred by Landlord in doing the following (including payments to independent contractors and parties providing services related to the performance of the following): (i) maintaining, cleaning, repairing and resurfacing the roof (including repair of leaks) and the exterior surfaces (including painting) of all buildings located on the Project; (ii) maintenance of the liability, fire, property damage and other insurance carried by Landlord pursuant to Section 11.2 (including the prepayment of premiums for coverage of up to one year); (iii) maintaining, repairing, operating and replacing when necessary HVAC equipment, utility facilities and other building service equipment; (iv) providing HVAC, utilities and janitorial services (including lighting, trash removal and water for landscaping irrigation) except as separately charged to Tenant pursuant to Section 10.2 of the Lease; (v) complying with all applicable Laws and Private Restrictions; (vi) operating, maintaining, repairing, cleaning, painting, restriping (if applicable) and resurfacing the Common Area; (vii) operating, maintaining, repairing and cleaning the Building Amenities; (viii) replacement or installation of lighting, fixtures, directional or other signs and signals, irrigation systems, trees, shrubs, ground cover and other plant materials and all landscaping in the Common Area; (ix) providing security (provided, however, that Landlord shall not be obligated to provide security, and may discontinue security service at any time); (x) maintenance, repair and replacement obligations set forth in Section 7.2; (xi) modification of existing or construction of additional capital improvements or building service equipment for the purpose of reducing the consumption or the cost of utilities, services or Common Operating Expenses of the Project; (xii) replacement of capital improvements or building service equipment; and (xiii) restoration of any part of the Project that has been damaged by any peril to the extent the cost thereof is not covered by insurance proceeds actually recovered by Landlord;

B. The following costs: (i) Real Property Taxes as defined in Section 4.3; (ii) the amount of any "deductible" paid by Landlord with respect to damage by casualty; (iii) legal, accounting and other professional services for the Project, including costs, fees and expenses of contesting the validity or applicability of any Law relating to the Project; (iv) that portion of all compensation (including benefits and premiums for workers' compensation and other insurance) paid to or on behalf of employees of Landlord and its property manager, but only to the extent they are involved in the performance of work that is fairly allocable to the Project; (v) the cost of accounting services necessary to compute the rents and charges payable by tenants and keep the books of the Project; and (vi) any consulting fees for performing services relating to the Project (including, without limitation, any outside audit as Landlord may elect in its sole and absolute discretion);

C. The fair market value of the property management office located on the Project, if any, and fees for management services rendered by either Landlord or a third party manager engaged by Landlord (which may be a party affiliated with Landlord); and

D. All additional costs and expenses incurred by Landlord with respect to the operation, protection, maintenance, repair and replacement of the Project; provided, however, that Common Operating Expenses shall not include any of the following: (i) payments on any loans or ground leases affecting the Project; (ii) depreciation of any buildings or any major systems of building service equipment within the Project; (iii) marketing costs including leasing commissions, attorneys' fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building; (iv) the cost of tenant improvements installed for the exclusive use of other tenants of the Project; (v) wages, salaries, fees and fringe benefits paid to employees or officers of Landlord above the level of general manager; (vi) the cost of repairs to the Building, if the cost of such repairs is reimbursed by the insurance carried by Landlord; (vii) expenses in connection with services or other benefits which are provided to another tenant or occupant of the Building which are not offered to Tenant or for which Tenant is charged for directly (as opposed to being charged as a part of Common Operating Expenses); (viii) costs incurred by Landlord due to the violation by Landlord or any tenant (other than Tenant) of the terms and conditions of any lease of space in the Building (other than this Lease); (ix) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis; (x) costs associated with the operation of the business of the partnership or entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Building, and costs (including attorneys' fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations pertaining to Landlord and/or the Building; (xi) advertising and promotional expenditures, and costs of any signage not for the benefit of all of the tenants in the Building; (xii) electric power costs for which any tenant directly contracts with the local public service company, or for which Landlord has been directly reimbursed by a tenant in the Building; (xiii) tax penalties and interest incurred as a result of Landlord's negligence, inability or unwillingness to make payments and/or to file any income tax or informational returns when due, unless same is due to Tenant's non-payment of rent or due to Landlord's contest of such taxes in good faith; (xiv) costs incurred by Landlord as a result of notices of non-compliance received by Landlord prior to the Commencement Date with respect to violations of the Americans With Disabilities Act; (xv) costs arising from Landlord's charitable or political contributions; (xvi) acquisition costs for sculpture, paintings or other objects of art; and (xvii) any expense related to remediation of Hazardous Materials at the Project unless caused or exacerbated by Tenant or Tenant's Agents. All costs incurred by Landlord for capital improvements costing in excess of Thirty Thousand Dollars ($30,000) per item shall be amortized over the useful life of the applicable capital improvement as reasonably determined by Landlord (with interest on the unamortized balance at the then prevailing market rate Landlord would pay if it borrowed funds to construct such improvement from an institutional lender) and included in Common Operating Expenses. Landlord may exclude from Common Operating Expenses for the Base Year (a) costs for services, work or benefits which are not provided after the Base Year or which are incurred due to circumstances not applicable following the Base Year and (b) amortized costs for capital improvements.

4.3 Real Property Taxes Defined. The term "Real Property Taxes" shall mean all taxes, assessments, levies, and other charges of any kind or nature whatsoever, general and special,

foreseen and unforeseen (including all installments of principal and interest required to pay any existing or future general or special assessments for public improvements, services or benefits, and any increases resulting from reassessments resulting from a change in ownership, new construction, or any other cause), now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed against, or with respect to the value, occupancy or use of all or any portion of the Project (as now constructed or as may at any time hereafter be constructed, altered, or otherwise changed) or Landlord's interest therein, the fixtures, equipment and other property of Landlord, real or personal, that are an integral part of and located on the Project, the gross receipts, income, or rentals from the Project, or the use of public utilities or energy within the Project, or Landlord's business of leasing the Project. If at any time during the Lease Term, the method of taxation or assessment of the Project prevailing as of the Effective Date shall be altered so that in lieu of or in addition to any Real Property Tax described above there shall be levied, assessed or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate or additional tax or charge (a) on the value, use or occupancy of the Project or Landlord's interest therein, or (b) on or measured by the gross receipts, income or rentals from the Project, on Landlord's business of leasing the Project, or computed in any manner with respect to the operation of the Project, then any such tax or charge, however designated, shall be included within the meaning of the term "Real Property Taxes" for purposes of this Lease. If any Real Property Tax is based upon property or rents unrelated to the Project, then only that part of such Real Property Tax that is fairly allocable to the Project shall be included within the meaning of the term "Real Property Taxes". Notwithstanding the foregoing, the term "Real Property Taxes" shall not include estate, inheritance, transfer, gift or franchise taxes of Landlord or the federal or state net income tax imposed on Landlord's income from all sources, or any fine, penalty or interest imposed solely by reason of Landlord's failure to timely pay any taxes (unless Landlord's failure is due to Tenant's default hereunder or as a result of Landlord's contesting such taxes in good faith).

5. Use of Premises.

5.1 Limitation on Use. Tenant shall use the Premises solely for the Permitted Use specified in Section L of the Summary and for no other purposes whatsoever. Tenant shall not do anything in or about the Premises which will (a) cause structural injury to the Building, or (b) cause damage to any part of the Building. Tenant shall not operate any equipment within the Premises which will (i) damage the Building or the Common Area, (ii) overload existing electrical systems or other mechanical equipment servicing the Building, (iii) impair the efficient operation of the sprinkler system or the heating, ventilating or air conditioning ("HVAC") equipment within or servicing the Building, or (iv) damage, overload or corrode the sanitary sewer system. Tenant shall not attach, hang or suspend anything from the ceiling, roof, walls or columns of the Building or set any load on the floor in excess of the load limits for which such items are designated nor operate hard wheel forklifts within the Premises. Any dust, fumes, or waste products generated by Tenant's use of the Premises shall be contained and disposed so that they do not (x) create an unreasonable fire or health hazard, (y) damage the Premises, or (z) result in the violation of any Law. Tenant shall not change the exterior of the Building or install any equipment or antennas on or make any penetrations of the exterior or roof of the Building. Tenant shall not commit any waste in or about the Premises, and Tenant shall keep the Premises in a neat, clean, attractive and orderly condition, free of any nuisances. If Landlord designates a standard window covering for use throughout the Building, Tenant shall use this standard window covering to cover all windows in the Premises. Tenant shall not conduct on any portion of the Premises or the Project any sale of any kind, including any public or private auction, fire sale, going-out-of-business sale, distress sale or other liquidation sale.

5.2 Compliance with Regulations. Tenant shall not use the Premises in any manner which violates any Laws or Private Restrictions which affect the Premises. Tenant shall abide by and

promptly observe and comply with all Laws and Private Restrictions. Tenant shall not use the Premises in any manner which will cause a cancellation of any insurance policy covering Tenant's Alterations or any improvements installed by Landlord at its expense or which poses an unreasonable risk of damage or injury to the Premises. Tenant shall not sell, or permit to be kept, used, or sold in or about the Premises any article which may be prohibited by the standard form of all-risk insurance policy. Tenant shall comply with all reasonable requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are necessary to maintain the insurance coverage carried by either Landlord or Tenant pursuant to this Lease.

5.3 Outside Areas. No materials, supplies, tanks or containers, equipment, finished products or semi-finished products, raw materials, inoperable vehicles or articles of any nature shall be stored upon or permitted to remain outside of the Premises.

5.4 Rules and Regulations. Tenant and its employees, agents, licensees and visitors shall at all times comply with the rules and regulations of the Project attached as Exhibit D (as the same may be amended by Landlord from time to time) and such other reasonable rules and regulations adopted by Landlord from time to time. Landlord may from time to time amend, modify, delete or add new and additional reasonable rules and regulations for the use, safety, cleanliness and care of the Premises and the Building and the comfort, quiet and convenience of occupants of the Building. Such new or amended rules and regulations shall be effective upon notice to Tenant. If there is a conflict between the rules and regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. Landlord shall not be responsible for the violation by any other tenant of the Project of any such rules and regulations.

6. Security Deposit. Upon execution of this Lease, Tenant shall deposit with Landlord in cash the amount set forth in Section K of the Summary as security for the performance by Tenant of its obligations under this Lease, and not as a prepayment of rent (the "Security Deposit"). If Tenant defaults under this Lease, Landlord may apply all or any part of the Security Deposit for the payment of any rent or other sum in default, the repair of any damage to the Premises caused by Tenant or the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default to the full extent permitted by law. Tenant hereby waives any restriction on the use or application of the Security Deposit by Landlord as set forth in California Civil Code Section 1950.7. To the extent any portion of the Security Deposit is used, Tenant shall within five (5) days after demand from Landlord restore the Security Deposit to its full amount. Landlord may keep the Security Deposit in its general funds and shall not be required to pay interest to Tenant on the deposit amount. If Tenant shall perform all of its obligations under this Lease and return the Premises to Landlord at the end of the Lease Term, Landlord shall return all of the remaining Security Deposit to Tenant within thirty (30) days after the end of the Lease Term. The Security Deposit shall not serve as an advance payment of rent or a measure of Landlord's damages for any default under this Lease. If Landlord transfers its interest in the Project or this Lease, Landlord may transfer the Security Deposit to its transferee. Upon such transfer, Landlord shall have no further obligation to return the Security Deposit. Tenant shall look solely to the new landlord for the return of the Security Deposit. Tenant covenants and agrees that it shall not assign or encumber or attempt to assign or encumber the Security Deposit and neither Landlord or its successors or assigns shall be bound by any such agreement, encumbrance, attempted assignment or attempted encumbrance.

7. Repair and Maintenance.

7.1 Tenant's Obligation to Maintain. Except as otherwise provided in Section 7.2, Section 13.1 and Section 14.3, Tenant shall be responsible for the following during the Lease Term:

A. Tenant shall clean and maintain in good order, condition and repair and replace when necessary the Premises and every part thereof including, but not limited to: (i) all fixtures, interior walls, floors, carpets and ceilings; (ii) all interior windows, doors, entrances, showcases and skylights (including cleaning both interior and exterior surfaces); and (iii) all electrical, plumbing, HVAC and mechanical systems and fixtures located within or exclusively serving the Premises, including replacing light bulbs and ballasts. If Tenant fails to perform its obligations under this Article, Landlord shall have the right, but not the obligation, to perform the same, and Tenant shall pay to Landlord, immediately upon written demand, for all costs incurred by Landlord together with an administrative charge in an amount equal to fifteen percent (15%) of the cost thereof.

B. Tenant shall replace any damaged or broken glass in the Premises (including all interior doors and windows but exclusive of exterior windows) with glass of the same kind, size and quality. Tenant shall repair any damage to the Premises (including interior doors and windows but exclusive of exterior windows) caused by vandalism or any unauthorized entry. All repairs and replacements required of Tenant shall be promptly made with new materials of like kind and quality. If the work affects the structural parts of the Building or if the estimated cost of any item of repair or replacement is in excess of Five Thousand Dollars ($5,000), then Tenant shall first obtain Landlord's written approval of the scope of the work, the plans therefor, the materials to be used, and the contractor.

7.2 Landlord's Obligation to Maintain. Landlord shall repair and maintain the Common Area, the roof, the exterior and structural parts of the Building (including exterior windows) and the mechanical, electrical, HVAC, plumbing, sewage and life safety systems in the Building not located within or exclusively serving the Premises, so that the same are kept in good order and repair. The cost of any maintenance, repairs, replacements or restorations necessitated by the act or neglect of Tenant or its Agents or otherwise attributable to Tenant, together with an administrative charge in an amount equal to ten percent (10%) of the cost thereof, shall be paid by Tenant to Landlord immediately upon written demand. Landlord may engage contractors of its choice to perform the obligations required of it by this Article, and the necessity of any expenditure to perform such obligations shall be at the sole discretion of Landlord. Tenant shall not be entitled to any allowance, abatement, compensation or damages from Landlord, for diminution of rental value or for loss or interruption of business, or otherwise, arising from Landlord, Tenant or others making any repairs, restorations, replacements, alterations, additions or improvements in or to any portion of the Building or the Premises, or in or to fixtures, appurtenances or equipment thereof, or from other tenants failing to make repairs.

8. Trade Fixtures and Alterations.

8.1 Trade Fixtures. Throughout the Lease Term, Tenant may provide and install, and shall maintain in good condition, any Trade Fixtures required in the conduct of its business in the Premises. All Trade Fixtures shall remain Tenant's property.

8.2 Tenant's Alterations. Construction by Tenant of Tenant's Alterations shall be governed by the following:

A. Tenant shall not construct any Tenant's Alterations or otherwise alter the Premises without Landlord's prior written approval, which approval shall not be unreasonably withheld. In the event Landlord's approval for any Tenant's Alterations is given, then the following shall occur: (i) Tenant shall not construct any Tenant's Alterations until Landlord has approved in writing the plans and specifications therefor; (ii) such Tenant's Alterations shall be constructed substantially in compliance with such approved plans and specifications by a licensed contractor first approved by Landlord; and (iii) Tenant shall pay to Landlord on demand all costs and expenses incurred by Landlord in connection with the review of such plans and specifications, which shall include a commercially reasonable review or

administrative fee not to exceed five percent (5%) of the cost of the Tenant's Alterations. All Tenant's Alterations constructed by Tenant shall be constructed in accordance with all Laws using new materials of good quality.

B. Tenant shall not commence construction of any Tenant's Alterations until (i) all required governmental approvals and permits have been obtained, (ii) all requirements regarding insurance imposed by this Lease have been satisfied, (iii) Tenant has given Landlord at least ten (10) days' prior written notice of its intention to commence such construction, and (iv) if requested by Landlord, Tenant has obtained contingent liability and broad form builders' risk insurance in an amount reasonably satisfactory to Landlord.

C. All Tenant's Alterations shall be constructed at Tenant's sole expense and shall remain the property of Tenant during the Lease Term, but shall not be altered or removed from the Premises. At the expiration or sooner termination of the Lease Term, all Tenant's Alterations shall be surrendered to Landlord as part of the realty and shall then become Landlord's property, and Landlord shall have no obligation to reimburse Tenant for all or any portion of the value or cost thereof; provided, however, that if Landlord requires Tenant to remove any Tenant's Alterations, Tenant shall so remove such Tenant's Alterations prior to the expiration or sooner termination of the Lease Term. In connection with the foregoing, Landlord shall, within ten (10) business days after receipt of written request therefor from Tenant, notify Tenant in writing whether or not it will require the removal of any of Tenant's Alterations to be constructed in the Premises at the end of the Lease Term.

8.3 Alterations Required by Law. Tenant shall make any alteration, addition or change of any sort to the Project that is required by any Law or Private Restriction because of (a) Tenant's particular use or change of use of the Premises; (b) Tenant's application for any permit or governmental approval; or (c) Tenant's construction or installation of any Tenant's Alterations or Trade Fixtures.

8.4 Mechanic's Liens. Tenant shall keep the Project free from all liens and shall pay when due all bills arising out of any work performed, materials furnished, or obligations incurred by Tenant or Tenant's Agents relating to the Project. If any claim of lien is recorded (except those caused by Landlord or Landlord's Agents), Tenant shall bond against or discharge the same within ten (10) days after the same has been recorded against the Project. Should any lien be filed against the Project or any action be commenced affecting title to the Project, the party receiving notice of such lien or action shall immediately give the other party written notice thereof.

8.5 Taxes on Tenant's Property. Tenant shall pay before delinquency any and all taxes, assessments, license fees and public charges levied, assessed or imposed against Tenant or Tenant's estate in this Lease or the property of Tenant situated within the Premises which become due during the Lease Term. If any tax or other charge is assessed by any governmental agency because of the execution of this Lease, such tax shall be paid by Tenant. Upon demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of these payments.

9. Building Amenities.

9.1 The "Second Floor Lounge Area" consists of the lounge area and outdoor patio located on the second floor of the Building as shown on Exhibit C attached hereto. The Second Floor Lounge Area is currently a Common Area available for the non-exclusive use of Landlord and the tenants, subtenants, occupants and invitees of the Building. The use of the Second Floor Lounge Area shall be on a first-come, first serve basis and subject to the availability thereof, and Tenant shall have no priority or preference in its use of the Second Floor Lounge Area. If Tenant desires to use the Second

Floor Lounge Area on a reserved basis, Tenant shall coordinate its use of the Second Floor Lounge Area with Landlord in accordance with Landlord's then current reservation procedures, which procedures may include, without limitation, the requirement that Tenant execute Landlord's then current form of license agreement with respect to the Second Floor Lounge Area. Following Tenant's use of the Second Floor Lounge Area, Tenant shall leave the same in a clean condition. Landlord reserves the right to charge, at Landlord's sole discretion, for any unusual, prolonged or frequent use of the Second Floor Lounge Area and any necessary cleaning or other services (including, without limitation, additional HVAC) that may be required in connection with Tenant's use of the Second Floor Lounge Area.

9.2 The "Executive Conference Room" consists of the conference room adjacent to the Second Floor Lounge Area as shown on Exhibit C attached hereto. The Executive Conference Room is currently a Common Area available for the use of Landlord and the tenants, subtenants and occupants of the Building and is available only on a reserved basis. If Tenant desires to reserve the use of the Executive Conference Room, Tenant shall coordinate its use thereof with Landlord in accordance with Landlord's then current reservation procedures, which procedures may include, without limitation, the requirement that Tenant execute Landlord's then current form of license agreement with respect to the Executive Conference Room. The use of the Executive Conference Room shall be subject to the availability thereof. Following Tenant's use of the Executive Conference Room, Tenant shall leave the same in a clean condition. Landlord reserves the right to charge, at Landlord's sole discretion, for any unusual, prolonged or frequent use of the Executive Conference Room and any special cleaning or other services (e.g., additional HVAC) that may be required in connection with Tenant's use of the Executive Conference Room.

9.3 The Second Floor Lounge Area and the Executive Conference Room shall collectively be referred to herein as the "Building Amenities". Landlord shall have exclusive control over the Building Amenities. Without limiting the generality of the foregoing, Landlord shall have the right to exclude from the Building Amenities any person, including a tenant of the Building or any employee and/or invitee of any tenant of the Building, if Landlord determines, in its sole discretion, that the use by such tenant, employee and/or invitee may be detrimental to the Building or the Building Amenities. Landlord shall further have the right from time to time in its sole discretion, without the same constituting an actual or constructive eviction and without entitling Tenant to any abatement of rent, to: (i) close the Second Floor Lounge Area or the Executive Conference Room, (ii) reserve the Building Amenities for itself or any other user selected by Landlord, (iii) make changes to the Building Amenities including, without limitation, changes to the location thereof, and/or (iv) eliminate any one or more of the Building Amenities. Tenant's use of the Building Amenities shall be subject to the rules and regulations for such use promulgated by Landlord from time to time.

9.4 Tenant agrees that Tenant shall be solely responsible for any damage to the Building Amenities arising out of the use of the Building Amenities by Tenant or its employees or invitees or otherwise caused by Tenant or Tenant's Agents.

9.5 Any use of the Building Amenities by Tenant or its employees or invitees shall be at Tenant's sole cost and expense and at Tenant's sole risk. No representations or warranties whatsoever as to the Building Amenities' condition or fitness for a particular purpose, express or implied, are made by Landlord. Tenant hereby assumes all risk of injury to persons, damage to property and all other liability arising from such use. Tenant shall hold harmless, indemnify, protect and defend Landlord and its Agents, with counsel reasonably satisfactory to Landlord, from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and judgments arising from or in connection with the use of the Building Amenities by Tenant or its employees or invitees. The provisions of this Section 9 shall survive the expiration or sooner termination of this Lease.

10. Waste Disposal and Utilities.

10.1 Waste Disposal. Tenant shall store its waste either inside the Premises or within outside trash enclosures (if any) that are designated by Landlord. All entrances to such outside trash enclosures (if any) shall be kept closed, and waste shall be stored in such manner as not to be visible from the exterior of such outside enclosures. Tenant shall keep all fire corridors and mechanical equipment rooms in the Premises free and clear of all obstructions at all times.

10.2 Utilities. Landlord shall furnish to the Premises HVAC, electricity and water in such amounts as Landlord reasonably determines are necessary for the use of the Premises as business offices. Landlord shall supply HVAC to the Premises during the hours of 8:00 a.m. to 6:00 p.m. Monday through Friday (except holidays) and 9:00 a.m. to 1:00 p.m. on Saturday (except holidays). If Tenant desires HVAC during additional hours, then Landlord will provide it at Tenant's cost, not to exceed Landlord's actual cost therefor plus a reasonable administrative charge in order to prepare the system to operate after hours. Landlord also shall provide janitorial services to the Premises five (5) nights per week (except holidays), and the cost thereof shall be included in Common Operating Expenses. Utilities and services for the Common Area shall be provided by Landlord as part of Common Operating Expenses. Utilities and services that are supplied to the Premises shall be charged separately to Tenant based upon Landlord's reasonable estimate of Tenant's usage. Where, in Landlord's reasonable determination, Tenant disproportionately uses any utilities or services provided jointly to tenants of the Building, then Landlord shall have the right, at Landlord's election, to install a separate meter for the Premises at Tenant's expense. Tenant shall be solely responsible for installing its own data and telecommunications systems. Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week, subject to access procedures required by Landlord, the Building Rules and Regulations and other limitations set forth in this Lease. Landlord shall not be liable for any failure to provide access to the Premises, to assure the beneficial use of the Premises or to furnish any services or utilities when such failure is caused by natural occurrences, riots, civil disturbances, insurrection, war, court order, public enemy, accidents, breakage, strikes, lockouts, other labor disputes, the making of repairs, alterations or improvements to the Premises or the Building, the inability to obtain an adequate supply of fuel, gas, steam, water, electricity, communication services, labor or other supplies or by any other condition beyond Landlord's reasonable control, and Tenant shall not be entitled to any damages resulting from such failure, nor shall such failure relieve Tenant of the obligation to pay all sums due hereunder or constitute or be construed as a constructive or other eviction of Tenant. If any governmental entity promulgates or revises any statute, ordinance or building, fire or other code, or imposes mandatory or voluntary controls or guidelines on Landlord or the Building or any part thereof, relating to the use or conservation of energy, water, gas, steam, light, communication services or electricity or the provision of any other utility or service provided with respect to this Lease, or if Landlord is required or elects to make alterations to the Building in order to comply with such mandatory or voluntary controls or guidelines, Landlord may, in its sole discretion, comply with such mandatory or voluntary controls or guidelines, or make such alterations to the Building. Neither such compliance nor the making of such alterations shall in any event entitle Tenant to any damages, relieve Tenant of the obligation to pay any of the sums due hereunder or constitute or be construed as a constructive or other eviction of Tenant.

10.3 Compliance with Governmental Regulations. Landlord and Tenant shall comply with all rules, regulations and requirements promulgated by national, state or local governmental agencies or utility suppliers concerning the use of utility services, including any rationing, limitation or other control. Tenant shall not be entitled to terminate this Lease nor to any abatement in rent by reason of such compliance.

11. Insurance.

11.1 Tenant's Insurance. Tenant shall maintain insurance complying with all of the following:

A. Tenant shall procure, pay for and keep in full force and effect the following:

(1) Commercial general liability insurance, including property damage, against liability for personal injury, bodily injury, death and damage to property occurring in or about, or resulting from an occurrence in or about, the Premises with combined single limit coverage of not less than the amount of Tenant's Liability Insurance Minimum specified in Section M of the Summary, which insurance shall contain a "contractual liability" endorsement insuring Tenant's performance of Tenant's obligation to indemnify Landlord contained in Section 12.3;

(2) Fire and property damage insurance in so-called "special form" (formerly "all risk") insuring Tenant's Trade Fixtures and Tenant's Alterations for the full actual replacement cost thereof; and

(3) Business interruption insurance with limits of liability representing at least one (1) year of income, business auto liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident, insurance protecting against liability under workers' compensation laws with limits at least as required by statute, insurance for all plate glass in the Premises, and such other insurance that is either (a) required by any Lender, or (b) reasonably required by Landlord and customarily carried by tenants of comparable premises.

B. Each policy of insurance required to be carried by Tenant pursuant to this Section 11.1: (i) shall name Landlord and such other parties in interest as Landlord reasonably designates as additional insured; (ii) shall be primary insurance which provides that the insurer shall be liable for the full amount of the loss up to and including the total amount of liability set forth in the declarations without the right of contribution from any other insurance coverage of Landlord; (iii) shall be in a form satisfactory to Landlord; (iv) shall be carried with companies reasonably acceptable to Landlord; (v) shall provide that such policy shall not be subject to cancellation, lapse or change except after at least thirty (30) days prior written notice to Landlord; (vi) shall not have a "deductible" in excess of such amount as is reasonably approved by Landlord; (vii) shall contain a cross liability endorsement; and (viii) shall contain a "severability" clause.

C. A copy of each paid-up policy evidencing the insurance required to be carried by Tenant pursuant to this Section 11.1 (appropriately authenticated by the insurer) or a certificate of the insurer, certifying that such policy has been issued, providing the coverage required by this Section 11.1, and containing the provisions specified herein, shall be delivered to Landlord prior to the Commencement Date and upon renewal of such policies, but not less than thirty (30) days prior to the expiration of the term of such coverage. Landlord may, at any time, and from time to time, inspect and copy any and all insurance policies required to be procured by Tenant pursuant to this Section 11.1. If any Lender or insurance advisor reasonably determines at any time that the amount of coverage required for any policy of insurance Tenant is to obtain pursuant to this Section 11.1 is not adequate, then Tenant shall increase such coverage for such insurance to such amount as such Lender or insurance advisor reasonably deems adequate, not to exceed the level of coverage for such insurance commonly carried by tenants of comparable premises in the vicinity of the Project.

11.2 Landlord's Insurance. Landlord shall have the following obligations and options regarding insurance:

A. Landlord shall maintain a policy or policies of fire and property damage insurance in so-called "special form" (formerly "all risk") insuring Landlord (and such others as Landlord may designate) against loss of rents for a period of not less than twelve (12) months and from physical damage to the Project. Landlord may so insure the Project separately, or may insure the Project with other property owned by Landlord which Landlord elects to insure together under the same policy or policies. Landlord shall have the right, but not the obligation, in its sole and absolute discretion, to obtain insurance for such additional perils that Landlord deems appropriate, including, without limitation, coverage for damage by earthquake and/or flood. All such coverage shall contain "deductibles" which Landlord deems appropriate. Landlord shall not be required to cause such insurance to cover any Trade Fixtures or Tenant's Alterations.

B. Landlord may maintain a policy or policies of commercial general liability insurance insuring Landlord (and such others as are designated by Landlord) against liability for personal injury, bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Project, with combined single limit coverage in such amount as Landlord from time to time determines is reasonably necessary for its protection.

11.3 Tenant's Obligation to Reimburse. If Landlord's insurance rates for the Building are increased at any time during the Lease Term as a result of the nature of Tenant's use of the Premises or any acts of omission of Tenant or its Agents, Tenant shall reimburse Landlord for the full amount of such increase immediately upon receipt of a bill from Landlord therefor.

11.4 Release and Waiver of Subrogation. Notwithstanding any provision herein to the contrary: (a) Landlord hereby waives, except to the extent of its insurance deductible (and shall cause its insurance carriers to waive) any and all rights of recovery against Tenant for or arising out of damage to, or destruction of, the Premises, the Building or the Project from causes then included under standard "special form" insurance policies or endorsements; provided, however, that such waiver of subrogation shall be limited exclusively to insurance proceeds actually received by Landlord for such damage or destruction; and (b) Tenant hereby waives (and shall cause its insurance carriers to waive) any and all rights of recovery against Landlord for or arising out of damage to or destruction of, any property of Tenant, Trade Fixtures or Tenant's Alterations, from causes then included under standard "special form" insurance policies or endorsements. Tenant represents that its present insurance policies now in force permit such waiver, and Tenant shall not permit a change in its insurance which would prohibit such waiver.

12. Limitation on Landlord's Liability and Indemnity.

12.1 Limitation on Landlord's Liability. Landlord shall not be liable to Tenant, nor shall Tenant be entitled to terminate this Lease or to any abatement of rent (except as expressly provided otherwise herein), for any injury to Tenant or Tenant's Agents, damage to the property of Tenant or Tenant's Agents, or loss to Tenant's business resulting from any cause, including, without limitation, any: (a) failure, interruption or installation of any HVAC or other utility system or service; (b) failure to furnish or delay in furnishing any utilities or services when such failure or delay is caused by fire or other peril, the elements, labor disturbances of any character, or any other accidents or other conditions beyond the reasonable control of Landlord; (c) failure, interruption or elimination of any Building Amenities; (d) limitation, curtailment, rationing or restriction on the use of water or electricity, gas or any other form of energy or any services or utility serving the Project; (e) vandalism or forcible entry by unauthorized persons or the criminal act of any person; or (f) penetration of water into or onto any portion of the

Premises or the Building through roof leaks or otherwise, unless caused by the gross negligence or willful misconduct of Landlord and in such case, any remedies of Tenant shall be limited as set forth in this Lease. Notwithstanding anything to the contrary in the Lease, in no event shall Landlord be liable to Tenant for any lost profit, damage to or loss of business or any form of special, indirect or consequential damages.

12.2 Limitation on Tenant's Recourse. If Landlord is a corporation, trust, partnership, limited liability company, joint venture, unincorporated association or other form of business entity: (a) the obligations of Landlord shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals or representatives of such business entity; and (b) Tenant shall not have recourse to the assets of such officers, directors, trustees, partners, joint venturers, members, owners, stockholders, principals or representatives. Notwithstanding anything to the contrary contained in the Lease, the liability of Landlord (and of any successor landlord) shall be limited to the interest of Landlord in the Project. Tenant shall have recourse only to the interest of Landlord in the Project for the satisfaction of the obligations of Landlord and shall not have recourse to any other assets of Landlord for the satisfaction of such obligations.

12.3 Indemnification of Landlord. Tenant shall hold harmless, indemnify, protect and defend Landlord and its Agents, with counsel reasonably satisfactory to Landlord, from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and judgments arising by reason of any death, bodily injury, personal injury or property damage resulting from or in connection with (a) any cause or causes whatsoever (other than the willful misconduct or gross negligence of Landlord) occurring in or about the Premises, (b) the use, occupancy and enjoyment of the Project by Tenant or its Agents, (c) the negligence or willful misconduct of Tenant or its Agents, wherever the same may occur, or (d) an Event of Tenant's Default. The provisions of this Section 12.3 shall survive the expiration or sooner termination of this Lease.

13. Damage to the Premises.

13.1 Landlord's Duty to Restore. If the Premises are damaged by any peril after the Commencement Date, Landlord shall restore the Premises unless this Lease is terminated by Landlord pursuant to Section 13.2 or by Tenant pursuant to Section 13.3. All insurance proceeds available from the fire and property damage insurance carried by Landlord pursuant to Section 11.2 shall be paid to and become the property of Landlord. If this Lease is terminated pursuant to either Section 13.2 or Section 13.3, then all insurance proceeds available from insurance carried by Tenant which covers loss to property that is Landlord's property or would become Landlord's property on termination of this Lease shall be paid to and become the property of Landlord. If this Lease is not so terminated, then upon receipt of the insurance proceeds (if the loss is covered by insurance) and the issuance of all necessary governmental permits, Landlord shall commence restoration of the Premises, to the extent then allowed by Law, to substantially the same condition in which the Premises were immediately prior to such damage. Landlord's obligation to restore shall be limited to the Premises and interior improvements constructed by Landlord as they existed as of the Commencement Date, excluding any Tenant's Alterations, Trade Fixtures and/or personal property constructed or installed by Tenant in the Premises. Tenant shall forthwith replace or fully repair all Tenant's Alterations and Trade Fixtures installed by Tenant and existing at the time of such damage or destruction, and all insurance proceeds received by Tenant from the insurance carried by it pursuant to Section 11.1A(2) shall be used for such purpose.

13.2 Landlord's Right to Terminate. Landlord shall have the right to terminate this Lease in the event any of the following occurs, which right may be exercised only by delivery to Tenant of a written notice of election to terminate within ninety (90) days after the date of such damage:

A. Either the Project or the Building is damaged by an Insured Peril to such an extent that the estimated cost to restore exceeds twenty-five percent (25%) of the then actual replacement cost thereof;

B. Either the Project or the Building is damaged by an Uninsured Peril or any Lender requires that the insurance proceeds be applied to the payment of the mortgage debt;

C. Either the Project, Building or the Premises are damaged and repairs of such damage cannot, in Landlord's determination, be made within two hundred thirty (230) days after the occurrence of such damage, without the payment of overtime or other premiums;

D. The Premises are damaged by any peril within twelve (12) months of the last day of the Lease Term; or

E. Either the Project or the Building is damaged by any peril and, because of the Laws then in force, (i) cannot be restored at reasonable cost to substantially the same condition in which it was prior to such damage, or (ii) cannot be used for the same use being made thereof before such damage if restored as required by this Article.

F. As used herein, the following terms shall have the following, meanings: (i) the term "Insured Peril" shall mean a peril, other than earthquake or flood, actually insured against for which the insurance proceeds actually received by Landlord are sufficient (except for any "deductible" amount specified by such insurance) to restore the Project under then existing building codes to the condition existing immediately prior to the damage; and (ii) the term "Uninsured Peril" shall mean any earthquake, flood or other peril which is not an Insured Peril.

13.3 Tenant's Right to Terminate. If the Premises are damaged by any peril and Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease pursuant to Section 13.2, then as soon as reasonably practicable, Landlord shall furnish Tenant with the written opinion of Landlord's architect or construction consultant as to when the restoration work required of Landlord may be completed. Tenant shall have the right to terminate this Lease in the event any of the following occurs, which right may be exercised only by delivery to Landlord of a written notice of election to terminate within seven (7) days after Tenant receives from Landlord the estimate of the time needed to complete such restoration:

A. The Premises are damaged by any peril and, in the reasonable opinion of Landlord's architect or construction consultant, the restoration of the Premises cannot be substantially completed within two hundred thirty (230) days after the date of such damage; provided, however, Tenant shall not have the right to terminate this Lease if such damage was caused by the negligence or willful misconduct of Tenant or its Agents; or

B. The Premises are damaged by any peril within twelve (12) months of the last day of the Lease Term and, in the reasonable opinion of Landlord's architect or construction consultant, the restoration of the Premises cannot be substantially completed within ninety (90) days after the date of such damage; provided, however, Tenant shall not have the right to terminate this Lease if such damage was caused by the negligence or willful misconduct of Tenant or its Agents.

13.4 Abatement of Rent. In the event of damage to the Premises which does not result in the termination of this Lease, the Base Monthly Rent and the Additional Rent shall be temporarily abated during the period of restoration in proportion to the degree to which Tenant's use of the Premises is impaired by such damage. Tenant shall not be entitled to any compensation or damages from Landlord

for loss of Tenant's business or property or for any inconvenience or annoyance caused by such damage or restoration, Tenant hereby waives the provisions of California Civil Code Sections 1932(2) and 1933(4) and the provisions of any similar law hereinafter enacted.

14. Condemnation.

14.1 Landlord's Termination Right. Landlord shall have the right to terminate this Lease if, as a result of a taking by means of the exercise of the power of eminent domain (including a voluntary sale or transfer by Landlord to a condemnor under threat of condemnation), (a) all or any part of the Premises is so taken, (b) more than ten percent (10%) of the Building Net Rentable Area is so taken, or (c) more than thirty percent (30%) of the Common Area is so taken. Any such right to terminate by Landlord must be exercised within a reasonable period of time, to be effective as of the date possession is taken by the condemnor.

14.2 Tenant's Termination Right. Tenant shall have the right to terminate this Lease if, as a result of any taking by means of the exercise of the power of eminent domain (including any voluntary sale or transfer by Landlord to any condemnor under threat of condemnation) fifteen percent (15%) or more of the Premises is so taken and that part of the Premises that remains cannot be restored within a reasonable period of time and thereby made reasonably suitable for the continued operation of the Tenant's business. Tenant must exercise such right within thirty (30) days of Tenant's notice of such taking, to be effective on the date that possession of that portion of the Premises or Common Area that is condemned is taken by the condemnor.

14.3 Restoration and Abatement of Rent. If any part of the Premises or the Common Area is taken by condemnation and this Lease is not terminated, then Landlord shall restore the remaining portion of the Premises and Common Area and interior improvements constructed by Landlord as they existed as of the Commencement Date, excluding any Tenant's Alterations, Trade Fixtures and/or personal property constructed or installed by Tenant. Thereafter, except in the case of a temporary taking, as of the date possession is taken, the Base Monthly Rent shall be reduced in the same proportion that the floor area of that part of the Premises so taken (less any addition thereto by reason of any reconstruction) bears to the original floor area of the Premises.

14.4 Temporary Taking. If any portion of the Premises is temporarily taken for one hundred twenty (120) days or less, this Lease shall remain in effect. If any portion of the Premises is temporarily taken by condemnation for a period which exceeds one hundred twenty (120) days or which extends beyond the natural expiration of the Lease Term, and such taking materially and adversely affects Tenant's ability to use the Premises for the Permitted Use, then Tenant shall have the right to terminate this Lease, effective on the date possession is taken by the condemnor.

14.5 Division of Condemnation Award. Any award made as a result of any condemnation of the Premises, the Common Area or any other portion of the Project shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any such award; provided, however, that Tenant shall be entitled to receive any condemnation award that is made directly to Tenant for the following so long as the award made to Landlord is not thereby reduced: (a) for the taking of personal property or Trade Fixtures belonging to Tenant; or (b) for Tenant's moving costs. The rights of Landlord and Tenant regarding any condemnation shall be determined as provided in this Article, and each party hereby waives the provisions of California Code of Civil Procedure Section 1265.130 and the provisions of any similar law hereinafter enacted allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises.

15. Assignment and Subletting.

15.1 Transfer by Tenant. The following provisions shall apply to any assignment, subletting or other transfer by Tenant or any subtenant or assignee or other successor in interest of the original Tenant (collectively referred to in this Section 15.1 as "Tenant"):

A. Tenant shall not do any of the following (collectively referred to herein as a "Transfer"), whether voluntarily, involuntarily or by operation of law, without the prior written consent of Landlord, which consent shall not be unreasonably withheld: (i) sublet all or any part of the Premises or allow it to be sublet, licensed, shared, occupied or used by any person or entity other than Tenant; (ii) assign its interest in this Lease; (iii) mortgage, hypothecate or encumber this Lease (or otherwise use this Lease as a security device) in any manner; or (iv) materially amend or modify an assignment, sublease or other transfer that has been previously approved by Landlord, including consent to a future Transfer of the Premises by a subtenant, assignee or other transferee. Such consent shall not be unreasonably withheld or delayed. Tenant agrees that Landlord's consent shall not be considered unreasonably withheld if: (a) the proposed transferee's financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (b) the proposed transferee is a governmental organization or present occupant of the Project, or Landlord is otherwise engaged in lease negotiations with the proposed transferee for other premises in the Project; (c) any uncured event of default exists under this Lease (or a condition exists which, with the passage of time or giving of notice, would become an event of default); (d) any portion of the Building or Project would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (e) the proposed transferee's use of the Premises conflicts with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (f) the use, nature, business, activities or reputation in the business community of the proposed transferee (or its principals, employees or invitees) does not meet Landlord's standards for Building tenants; (g) either the Transfer or any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust (or pension fund or other ownership vehicle) qualification tests applicable to Landlord or its affiliates; or (h) the proposed transferee is or has been involved in litigation with Landlord or any of its affiliates. Tenant shall reimburse Landlord for all reasonable costs and attorneys' fees incurred by Landlord in connection with the evaluation, processing, and/or documentation of any requested Transfer, whether or not Landlord's consent is granted. Landlord's reasonable costs shall include the cost of any review or investigation performed by Landlord or consultant acting on Landlord's behalf of (1) Hazardous Materials (as defined in Section 18.3 of this Lease) used, stored, released, or disposed of by the potential subtenant or assignee, and/or (2) violations of Hazardous Materials Law (as defined in Section 18.3 of this Lease) by Tenant or the proposed subtenant or assignee. Any Transfer so approved by Landlord shall not be effective until Tenant has delivered to Landlord an executed counterpart of the document evidencing the Transfer which (x) is in a form reasonably approved by Landlord, (y) contains the same terms and conditions as stated in Tenant's notice given to Landlord pursuant to Section 15.1B, and (z) in the case of an assignment of this Lease, contains the agreement of the proposed transferee to assume all obligations of Tenant under this Lease arising after the effective date of such Transfer and to remain jointly and severally liable therefor with Tenant. Any attempted Transfer without Landlord's consent shall constitute an Event of Tenant's Default and shall be voidable at Landlord's option. Landlord's consent to any one Transfer shall not constitute a waiver of the provisions of this Section 15.1 as to any subsequent Transfer or a consent to any subsequent Transfer. No Transfer, even with the consent of Landlord, shall relieve Tenant of its personal and primary obligation to pay the rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease nor to be a consent to any Transfer. Notwithstanding anything herein to the contrary, Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor laws, now of hereafter in effect, and all other remedies for a default by Landlord under this Article 15, including without limitation any right at law or equity to terminate this

Lease, on its own behalf and, to the extent permitted under applicable law, on behalf of the proposed transferee.

B. At least thirty (30) days before a proposed Transfer is to become effective, Tenant shall give Landlord written notice of the proposed terms of such Transfer and request Landlord's approval, which notice shall include the following: (i) the name and legal composition of the proposed transferee; (ii) a current financial statement of the transferee, financial statements of the transferee covering the preceding two (2) years if the same exist, and (if available) an audited financial statement of the transferee for a period ending not more than one (1) year prior to the proposed effective date of the Transfer, all of which statements shall be prepared in accordance with generally accepted accounting principles; (iii) the nature of the proposed transferee's business to be carried on in the Premises; (iv) all consideration to be given on account of the Transfer; and (v) a current financial statement of Tenant. Tenant shall provide to Landlord such other information as may be reasonably requested by Landlord within seven (7) days after Landlord's receipt of such notice from Tenant. Landlord shall respond in writing to Tenant's request for Landlord's consent to a Transfer within the later of (a) thirty (30) days of receipt of such request together with the required accompanying documentation, or (b) fifteen (15) days after Landlord's receipt of all information which Landlord reasonably requests after it receives Tenant's first notice regarding the Transfer in question. If Landlord fails to respond in writing within such period, Landlord will be deemed to have withheld consent to such Transfer. Tenant shall immediately notify Landlord of any material modification to the proposed terms of such Transfer, which shall also be subject Landlord's consent in accordance with the same process for obtaining Landlord's initial consent to such Transfer.

C. In the event that Tenant seeks to make any Transfer, Landlord shall have the right to terminate this Lease or, in the case of a sublease of less than all of the Premises, terminate this Lease as to that part of the Premises proposed to be so sublet. In the event that Landlord elects to so terminate this Lease, then this Lease shall so terminate in its entirety (or as to the space to be so sublet as the case may be) thirty (30) days after Landlord has notified Tenant in writing of such election. In the case of a partial termination of this Lease, the Base Monthly Rent and Tenant's Share shall be reduced to an amount which bears the same relationship to the original amount thereof as the area of that part of the Premises which remains subject to this Lease bears to the original area of the Premises.

D. If Landlord consents to a Transfer proposed by Tenant, Tenant may enter into such Transfer, and if Tenant does so, the following shall apply:

(1) Tenant shall not be released of its liability for the performance of its obligations under this Lease.

(2) If Tenant assigns its interest in this Lease, then Tenant shall pay to Landlord fifty percent (50%) of all Subrent (as defined in Section 15.1D(5)) received by Tenant related to such assignment. In the case of an assignment, the amount of Subrent owed to Landlord shall be paid to Landlord on the same basis, whether periodic or in lump sum, that such Subrent is paid to Tenant by the assignee but after Tenant deducts all of its reasonable and customary costs and expenses associated with obtaining such assignment, with such costs to consist of commissions, advertising and promotion of the Premises to a prospective assignee, legal and accounting fees and any tenant improvement allowances..

(3) If Tenant sublets any part of the Premises, then with respect to the space to be subleased, Tenant shall pay to Landlord fifty percent (50%) of the positive difference, if any, between (a) all Subrent paid by the subtenant to Tenant, less (b) the sum of all Base Monthly Rent and Additional Rent allocable to the space sublet. Such amount shall be paid to Landlord on the same

basis, whether periodic or in lump sum, that such Subrent is paid to Tenant by its subtenant but after Tenant deducts all of its reasonable and customary costs and expenses associated with obtaining such sublease, with such costs to consist of commissions, advertising and promotion of the Premises to a prospective subtenant, legal and accounting fees and any tenant improvement allowances.

(4) Tenant's obligations under this Section 15.1D shall survive any Transfer, and Tenant's failure to perform its obligations hereunder shall be an Event of Tenant's Default. At the time Tenant makes any payment to Landlord required by this Section 15.1D, Tenant shall deliver an itemized statement of the method by which the amount to which Landlord is entitled was calculated, certified by Tenant as true and correct. Landlord shall have the right at reasonable intervals to inspect Tenant's books and records relating to the payments due hereunder. Upon request therefor, Tenant shall deliver to Landlord copies of all bills, invoices or other documents upon which its calculations are based. Landlord may condition its approval of any Transfer upon obtaining a certification from both Tenant and the proposed transferee of all Subrent and other amounts that are to be paid to Tenant in connection with such Transfer.

(5) As used in this Section 15.1D, the term "Subrent" shall mean any consideration of any kind received, or to be received, by Tenant as a result of the Transfer, if such sums are related to Tenant's interest in this Lease or in the Premises, including payments from or on behalf of the transferee (in excess of the lesser of the fair market value or book value thereof) for Tenant's assets, fixtures, leasehold improvements, inventory, accounts, goodwill, equipment, furniture, and general intangibles.

(6) In the event of a default by any assignee, sublessee or other successor of Tenant in the performance of any of the terms or obligations of Tenant under this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against any such assignee, sublessee or other successor. In addition, Tenant immediately and irrevocably assigns to Landlord, as security for Tenant's obligations under the Lease, all rent from any subletting of all or a part of the Premises as permitted under this Lease, and Landlord, as Tenant's assignee, or any receiver for Tenant appointed on Landlord's application, may collect such rent and apply it toward Tenant's obligations under the Lease; except that, until the occurrence of an Event of Tenant's Default, Tenant shall have the right to collect such rent subject to the provisions of Sections 15.1D(2) and (3).

E. If Tenant is a corporation, the following shall be deemed a voluntary assignment of Tenant's interest in this Lease: (i) any dissolution, merger, consolidation, or other reorganization of or affecting Tenant, whether or not Tenant is the surviving corporation; (ii) the sale or transfer, on a cumulative basis, of stock possessing more than fifty percent (50%) of the total combined voting power of all classes of Tenant's capital stock issued, outstanding and entitled to vote for the election of directors; and (iii) the sale of substantially all of Tenant's assets located at the Premises. If Tenant is a partnership, limited liability company or other entity, any withdrawal or substitution (whether voluntary, involuntary or by operation of law, and whether occurring at one time or over a period of time) of any partner, member or other party owning fifty percent (50%) or more (cumulatively) of any interest in the capital or profits of the partnership, limited liability company or other entity or the dissolution of the partnership, limited liability company or other entity, shall be deemed a voluntary assignment of Tenant's interest in this Lease.

15.2 Transfer By Landlord. Landlord and its successors in interest shall have the right to transfer their interest in this Lease and the Project at any time and to any person or entity. In the event of any such transfer, whether by sale, lease or sublease, foreclosure, deed in lieu, or otherwise, the named Landlord (or the then grantor) shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder, and it shall be deemed and construed without further agreement

between the parties or their successors in interest, or between the parties and any such transferee that such transferee has assumed and agreed to carry out any and all covenants and obligations of the named Landlord (or the then grantor) and is the Landlord hereunder.

16. Default and Remedies.

16.1 Events of Tenant's Default. Tenant shall be in default of its obligations under this Lease if any of the following events occurs (an "Event of Tenant's Default"):

A. Tenant shall have failed to pay Base Monthly Rent or Additional Rent when due; or

B. Tenant shall have failed to perform any term, covenant, or condition of this Lease except those requiring the payment of Base Monthly Rent or Additional Rent, and Tenant shall have failed to cure such breach within ten (10) days after written notice from Landlord specifying the nature of such breach where such breach could reasonably be cured within such ten (10) day period, or if such breach could not be reasonably cured within such ten (10) day period, Tenant shall have failed to commence such cure within such ten (10) day period and thereafter continue with due diligence to prosecute such cure to completion within such time period as is reasonably needed, but not to exceed sixty (60) days from the date of Landlord's notice; or

C. Tenant shall have sublet the Premises or assigned its interest in this Lease in violation of the provisions contained in Article 15; or

D. Tenant shall have abandoned the Premises and the Parties agree that notwithstanding any applicable Law, so long as Tenant pays Base Monthly Rent and Additional Rent in accordance with this Lease and otherwise complies with all of the other terms and conditions of this Lease, it shall be conclusively presumed that Tenant has not abandoned the Premises; or

E. The occurrence of the following: (i) the making by Tenant of any general arrangements or assignments for the benefit of creditors; (ii) Tenant becomes a "debtor" as defined in 11 U.S.C. Section 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where such seizure is not discharged within thirty (30) days; provided, however, in the event that any provision of this Section 16.1E is contrary to any applicable Law, such provision shall be of no force or effect;

F. Tenant shall have failed to deliver documents required of it pursuant to Section 19.5 or Section 19.7 within the time periods specified therein; or

G. Any two (2) failures by Tenant to observe and perform any provision of this Lease during any twelve (12) month period of the Lease Term, as such may be extended, shall constitute, at the option of Landlord, a separate and noncurable default.

16.2 Landlord's Remedies. If an Event of Tenant's Default occurs, Landlord shall have the following remedies, in addition to all other rights and remedies provided by any Law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

A. Landlord may keep this Lease in effect and enforce by an action at law or in equity all of its rights and remedies under this Lease, including (i) the right to recover the rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required of Tenant or perform Tenant's obligations and be reimbursed by Tenant for the cost thereof with interest at the Agreed Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant, and (iii) the remedies of injunctive relief and specific performance to compel Tenant to perform its obligations under this Lease. Notwithstanding anything to the contrary contained in this Lease, in the event of a breach of an obligation by Tenant, Landlord shall have the right, but not the obligation, to cure the breach of Tenant and be reimbursed by Tenant for the cost thereof with interest at the Agreed Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant.

B. Landlord may terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice. Any termination under this Section 16.2B shall not relieve Tenant from its obligation to pay sums then due Landlord or from any claim against Tenant for damages or rent previously accrued or then accruing. In no event shall any one or more of the following actions by Landlord, in the absence of a written election by Landlord to terminate this Lease, constitute a termination of this Lease: (i) appointment of a receiver or keeper in order to protect Landlord's interest hereunder; (ii) acts of maintenance or preservation or efforts to relet the Premises; or (iii) any other action by Landlord or Landlord's Agents intended to mitigate the adverse effects of any breach of this Lease by Tenant.

C. Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue the Lease in effect after Tenant's breach and abandonment and recover rent as it becomes due). In the event Tenant breaches this Lease and abandons the Premises, this Lease shall not terminate unless Landlord gives Tenant written notice of its election to so terminate this Lease. No act by or on behalf of Landlord intended to mitigate the adverse effect of such breach, including those described by Section 16.2B, shall constitute a termination of Tenant's right to possession unless Landlord gives Tenant written notice of termination.

D. In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord's election, to damages in an amount as set forth in California Civil Code Section 1951.2 as in effect on the Effective Date. Such damages shall include, without limitation:

(1) The worth at the time of award of the unpaid rent and additional rent which had been earned at the time of termination, computed by allowing interest at the Agreed Interest Rate;

(2) The worth at the time of award of the amount by which the unpaid rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided, computed by allowing interest at the Agreed Interest Rate;

(3) The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%); and

(4) Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom, including the following: (i) expenses for cleaning, repairing or restoring the Premises; (ii) expenses for altering, remodeling or

otherwise improving the Premises for the purpose of reletting, including installation of leasehold improvements (whether such installation be funded by a reduction of rent, direct payment or allowance to a new tenant, or otherwise); (iii) broker's fees, advertising costs and other expenses of reletting the Premises; (iv) costs of carrying the Premises, such as taxes, insurance premiums, utilities and security precautions; (v) expenses in retaking possession of the Premises; and (vi) attorneys' fees and court costs incurred by Landlord in retaking possession of the Premises and in releasing the Premises or otherwise incurred as a result of Tenant's default.

E. Nothing in this Section 16.2 shall limit Landlord's right to indemnification from Tenant as provided in Section 18.1 or Section 12.3. Any notice given by Landlord in order to satisfy the requirements of Section 16.1 above shall also be deemed to satisfy the notice requirements of California Code of Civil Procedure Sections 1161 and 1162 regarding unlawful detainer proceedings.

16.3 Waiver One party's consent to or approval of any act by the other party requiring the first party's consent or approval shall not be deemed to waive or render unnecessary the first party's consent to or approval of any subsequent similar act by the other party. The receipt by Landlord of any rent or payment with or without knowledge of the breach of any other provision hereof shall not be deemed a waiver of any such breach unless such waiver is in writing and signed by Landlord. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or of any other provisions herein contained.

16.4 Limitation on Exercise of Rights At any time that an Event of Tenant's Default has occurred and remains uncured, (a) it shall not be unreasonable for Landlord to deny or withhold any consent or approval requested of it by Tenant which Landlord would otherwise be obligated to give, and (b) Tenant may not exercise any right to terminate this Lease (if any) or other right granted to it by this Lease which would otherwise be available to it.

16.5 Waiver by Tenant of Certain Remedies. Tenant waives the provisions of Sections 1932(l), 1941 and 1942 of the California Civil Code and any similar or successor law regarding Tenant's right to terminate this Lease or to make repairs and deduct the expenses of such repairs from the rent due under this Lease. Tenant hereby waives any right of redemption or relief from forfeiture under the laws of the State of California, or under any other present or future law, including the provisions of Sections 473, 1174 and 1179 of the California Code of Civil Procedure and Section 3275 of the California Civil Code.

16.6 Default by Landlord. Landlord shall not be in default of any obligation unless and until it has failed to perform such obligation within thirty (30) days after written notice from Tenant specifying Landlord's failure to perform; but if more than thirty (30) days are required for performance, then Landlord shall not be in default if it commences performance within such thirty (30)-day period and thereafter diligently prosecutes same to completion.

17. Landlord's Reserved Rights.

17.1 Construction of Additional Improvements. Tenant acknowledges that Landlord may from time to time construct additional improvements in the Building and on the Project (including, without limitation, additional buildings). Landlord shall have the right to construct such improvements, and Tenant shall not be entitled to any abatement of rent as a result of such construction, including,

without limitation, due to the noise, dust, additional traffic, additional usage of and wear and tear on the Common Area, loss of view or disruption associated therewith. Tenant waives any and all claims which it or its employees, invitees, agents or contractors may have as a result thereof. The design, location and configuration of such improvements shall be in Landlord's sole discretion. As a result of the construction of such improvements, portions of the Common Area, including, without limitation, configuration and access, may be temporarily or permanently closed or modified. None of the foregoing shall give rise to any rights or claims by Tenant, and Tenant shall not be entitled to any compensation or abatement of any kind with respect thereto. Landlord shall use reasonable efforts to minimize disruption to Tenant's use of the Premises as a result of such construction (which reasonable efforts shall not require Landlord to perform work outside of normal business hours). Landlord shall have the right in its sole discretion to sell portions of the Project or to develop portions of the Project as separate projects, in which case such portions of the Project shall thereafter be excluded from the term "Project".

17.2 Landlord's Right to Enter. Landlord and its Agents may enter the Premises at any reasonable time after giving at least twenty-four (24) hours' prior notice to Tenant, which may be given orally (except in the case of emergency in which event entry may be made immediately at any time without requirement of such notice) for the purpose of: (a) inspecting the same; (b) posting notices of non-responsibility; (c) supplying any service to be provided by Landlord to Tenant; (d) showing the Premises to prospective purchasers, mortgagees or tenants; (e) making necessary alterations, additions or repairs; (f) performing Tenant's obligations when Tenant has failed to do so after written notice from Landlord; (g) placing upon the Premises ordinary "for lease" signs or "for sale" signs; and (h) responding to an emergency. Landlord shall have the right to use any and all means Landlord may deem necessary and proper to enter the Premises in an emergency. Any entry into the Premises obtained by Landlord in accordance with this Section shall not be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises.

17.3 Control of Common Area. Landlord shall at all times have exclusive control of the Common Area. Landlord shall have the right, without the same constituting an actual or constructive eviction and without entitling Tenant to any abatement of rent, to: (a) close any part of the Common Area to whatever extent required in the opinion of Landlord's counsel to prevent a dedication thereof or the accrual of any prescriptive rights therein; (b) temporarily close the Common Area to perform maintenance or for any other reason deemed sufficient by Landlord; (c) change the shape, size, location and extent of the Common Area; (d) eliminate from or add to the Project and the Common Area any land or improvement; (e) make changes to the Common Area including, without limitation, changes in the location of driveways, entrances, passageways, doors and doorways, elevators, stairs, restrooms, exits, sidewalks or the direction of the flow of traffic; (f) remove unauthorized persons from the Project; and/or (g) change the name or address of the Building or Project. Tenant shall keep the Common Area clear of all obstructions created or permitted by Tenant. If, in the opinion of Landlord, unauthorized persons are using any of the Common Area by reason of the presence of Tenant in the Building, Tenant, upon demand of Landlord, shall restrain such unauthorized use by appropriate proceedings. In exercising any such rights regarding the Common Area, (i) Landlord shall make a reasonable effort to minimize any disruption to Tenant's business, and (ii) Landlord shall not exercise its rights to control the Common Area in a manner that would materially interfere with Tenant's use of the Premises without first obtaining Tenant's consent, which shall not be unreasonably withheld. Landlord shall have no obligation to provide guard services or other security measures for the benefit of the Project. Tenant assumes all responsibility for the protection of Tenant and Tenant's Agents from acts of third parties; provided, however, that nothing contained herein shall prevent Landlord, at its sole option, from providing security measures for the Project.

17.4 Change in Area. If from time to time there is a change in the net rentable area in the Building held for lease, whether as a result of addition of area through construction, a diminution of

area as a result of a casualty described in Section 13, a taking by eminent domain or condemnation described in Section 14 or a physical change in such area for any other reason that in Landlord's opinion will continue in excess of six (6) months, then Landlord may notify Tenant that the Building Net Rentable Area set forth in Section E of the Summary shall be changed, until any further notice of change, to mean the number of square feet of net rentable area in the Building held for commercial lease by Landlord as reasonably determined by Landlord on completion of such change. In such event, the Tenant's Share set forth in Section F of the Summary shall be adjusted accordingly.

18. Hazardous Materials. Landlord and Tenant agree as follows with respect to the existence or use of Hazardous Materials on the Project:

18.1 Except as set forth in Section 18.2 below, Tenant shall not use or permit Tenant's Agents to transport, store, treat, dispose, use or otherwise bring onto the Project any Hazardous Materials. Without limiting the generality of the foregoing, any handling, transportation, storage, treatment, disposal or use of Hazardous Materials by Tenant and Tenant's Agents in or about the Project shall strictly comply with all applicable Hazardous Materials Laws. Tenant shall indemnify, defend upon demand with counsel reasonably acceptable to Landlord, protect and hold harmless Landlord from and against any liabilities, losses, claims, damages, lost profits, consequential damages, interest, penalties, fines, monetary sanctions, attorneys' fees, experts' fees, court costs, remediation costs, investigation costs, and other expenses which result from or arise in any manner whatsoever out of the use, storage, treatment, transportation, release, or disposal of Hazardous Materials on or about the Project by Tenant or Tenant's Agents.

18.2 Tenant may use small quantities of normal office materials such as copier toner and cleaning fluids in order to conduct its business at the Premises.

18.3 As used herein, the term "Hazardous Material," means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term "Hazardous Material," includes, without limitation, petroleum products, asbestos, PCB's, and any material or substance which is (i) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (ii) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6903), or (iii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601). As used herein, the term "Hazardous Materials Law" shall mean any statute, law, ordinance, or regulation of any governmental body or agency (including, without limitation, the U.S. Environmental Protection Agency, the California Regional Water Quality Control Board, and the California Department of Health Services) which regulates the use, storage, release or disposal of any Hazardous Material. The obligations of Landlord and Tenant under this Section 18 shall survive the expiration or earlier termination of the Lease Term.

19. General Provisions.

19.1 Signs. Tenant shall not place on any portion of the Premises any sign, placard, lettering in or on windows, banner, displays or other advertising or communicative material which is visible from the exterior of the Building without the prior written approval of Landlord, which approval Landlord may withhold in its sole discretion. Tenant shall be entitled at its sole cost to install Building standard suite signage at the entrance door to the Premises subject to Landlord's prior written approval of the design and specifications of such signage, which approval shall not be unreasonably withheld. Landlord reserves the right to withhold consent to any sign that, in the sole judgment of Landlord, is not

harmonious with the design standards of the Building. All such approved signs shall strictly conform to all Laws and Private Restrictions and shall be installed at the expense of Tenant. Tenant shall maintain such signs in good condition and repair and shall remove, at Tenant's sole cost, such signs on or before the expiration or earlier termination of this Lease.

19.2 No Parking Rights. Tenant shall not be entitled to any parking rights under this Lease.

19.3 Surrender of the Premises. Upon the expiration or sooner termination of this Lease, Tenant shall vacate and surrender the Premises to Landlord in good condition and repair, except for (a) reasonable wear and tear and (b) damage caused by casualty or condemnation. In this regard, normal wear and tear shall be construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of the best standards for maintenance, repair and janitorial practices, and does not include items of neglected or deferred maintenance. If Landlord so requests, Tenant shall, prior to the expiration or sooner termination of this Lease, (x) remove any Tenant's Alterations which Tenant is required to remove pursuant to Section 8.2 and repair all damage caused by such removal, and (y) return the Premises or any part thereof to its original configuration existing as of the time the Premises were delivered to Tenant. If the Premises are not so surrendered at the termination of this Lease, Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Premises to the required condition, plus interest on all costs incurred at the Agreed Interest Rate. Tenant shall indemnify, defend, protect and hold harmless Landlord against loss, costs, claims, damage or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant or losses to Landlord due to lost opportunities to lease to succeeding tenants.

19.4 Holding Over. This Lease shall terminate without further notice at the expiration of the Lease Term. Any holding over by Tenant after expiration of the Lease Term shall not constitute a renewal or extension of this Lease or give Tenant any rights in or to the Premises except as expressly provided in this Lease. Any holding over after such expiration shall be construed to be a tenancy at sufferance only on the same terms and conditions herein specified insofar as applicable except that Base Monthly Rent shall be increased to an amount equal to one hundred fifty percent (150%) of the greater of (a) the rent payable during the last full calendar month of the Lease Term and (b) the then prevailing fair market rent. Tenant shall indemnify, defend, protect and hold harmless Landlord from any loss, cost, claim, liability or damage (including any claims made by prospective tenants) due to such holding over.

19.5 Subordination. The following provisions shall govern the relationship of this Lease to any Security Instrument:

A. This Lease is subject and subordinate to all Security Instruments existing as of the Effective Date. However, if any Lender so requires, this Lease shall become prior and superior to any such Lender's Security Instrument.

B. This Lease shall become subject and subordinate to any Security Instrument created after the Effective Date. However, if any Lender so requires, this Lease shall become prior and superior to any such Lender's Security Instrument.

C. The foregoing agreements shall be effective without the execution of additional documents; provided, however, Tenant shall upon request execute any document or instrument required by any Lender to make this Lease either prior or subordinate to a Security Instrument, which may include such other matters as the Lender customarily and reasonably requires in connection with such agreements, including provisions that the Lender not be liable for (i) the return of any security

deposit unless the Lender receives it from Landlord, and (ii) any defaults on the part of Landlord occurring prior to the time the Lender takes possession of the Project in connection with the enforcement of its Security Instrument. Tenant's failure to execute any such document or instrument within ten (10) days after written request therefor shall constitute an Event of Tenant's Default.

19.6 Mortgagee Protection and Attornment. In the event of any default on the part of the Landlord, Tenant will give notice by certified mail to any Lender whose name has been provided to Tenant and shall offer such Lender a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or judicial foreclosure or other appropriate legal proceedings, if such should prove necessary to effect a cure. Tenant shall attorn to any purchaser of the Premises at any foreclosure sale or private sale conducted pursuant to any Security Instrument encumbering the Premises, or to any grantee or transferee designated in any deed given in lieu of foreclosure. If in connection with obtaining financing for the Project or any portion thereof, any Lender shall request reasonable modifications to this Lease as a condition to such financing, Tenant shall not unreasonably withhold, delay or defer its consent thereto, provided such modifications do not materially adversely affect Tenant's rights hereunder.

19.7 Estoppel Certificates and Financial Statements. Tenant shall, from time to time, within ten (10) days after Landlord's request therefor, but no more often than once every twelve (12) months, unless the request is in connection with a sale (or potential sale) or financing (or potential financing) of the Building, the Project or some interest therein, deliver to Landlord a statement certifying that this Lease is in full force and effect, that this Lease is unmodified, or if modified, stating any such modifications, that there are no defenses or offsets to the Lease by Tenant, or stating such defenses or offsets as are claimed by Tenant, that Landlord is not in default hereunder or specifying any defaults by Landlord that Tenant alleges, and specifying the date to which rent has been paid, and specifying any further information about this Lease or the Premises that Landlord may request. Tenant's failure to deliver such certificate within such time shall be an Event of Tenant's Default. Tenant agrees that such certificates may be relied upon by prospective purchasers or Lenders of the Building or the Project. Tenant represents and warrants that all financial statements and information provided to Landlord prior to execution of this Lease or in connection with obtaining any consent are true and correct and accurately reflect the financial condition of the person covered by such statements as of the date of such statements and that no material adverse change has occurred since such date. Within ten (10) days after written request therefor, Tenant shall deliver to Landlord a copy of the financial statements (including at least a year end balance sheet, a statement of profit and loss, and a statement of cash flows) of Tenant (and of each guarantor of Tenant's obligations under this Lease) for each of the three most recently completed years, prepared in accordance with generally accepted accounting principles (and, if such is Tenant's normal practice, audited by an independent certified public accountant), all then available subsequent interim statements, and such other financial information as may reasonably be requested by Landlord or required by any Lender.

19.8 Notices. Any notice required or desired to be given regarding this Lease shall be in writing and may be given by personal delivery, by courier service, or by mail. A notice shall be deemed to have been given (a) on the third (3rd) business day after mailing if such notice was deposited in the United States mail, certified, postage prepaid, addressed to the party to be served at its Address for Notices specified in Section N or Section O of the Summary (as applicable), (b) when delivered if given by personal delivery, and (c) in all other cases when actually received at the party's Address for Notices. Either party may change its address by giving notice of the same in accordance with this Section 19.8.

19.9 Attorneys' Fees. In the event either Landlord or Tenant shall bring any action or legal proceeding for an alleged breach of any provision of this Lease, to recover rent, to terminate this Lease or otherwise to enforce, protect or establish any term or covenant of this Lease, the prevailing party

shall be entitled to recover as a part of such action or proceeding, or in a separate action brought for that purpose, reasonable attorneys' fees, court costs, and experts' fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term "prevailing party" shall include, without limitation, a party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other party of its claim or defense. The attorneys' fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys' fees reasonably incurred.

19.10 Waiver of Jury Trial. IF ANY ACTION OR PROCEEDING BETWEEN LANDLORD AND TENANT TO ENFORCE THE PROVISIONS OF THIS LEASE (INCLUDING AN ACTION OR PROCEEDING BETWEEN LANDLORD AND THE TRUSTEE OR DEBTOR IN POSSESSION WHILE TENANT IS A DEBTOR IN A PROCEEDING UNDER ANY BANKRUPTCY LAW) PROCEEDS TO TRIAL, LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY IN SUCH TRIAL. Landlord and Tenant agree that this Section constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(a)(2), and Tenant does hereby authorize and empower Landlord to file this Section and or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

19.11 Corporate Authority. If Tenant is a corporation (or partnership), each individual executing this Lease on behalf of Tenant represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of such corporation in accordance with a valid board resolution and the articles and the by-laws of such corporation (or partnership in accordance with the partnership agreement of such partnership) and that this Lease is binding, upon such corporation (or partnership) in accordance with its terms. Each such person does hereby covenant and warrant that the party for whom it is executing this Lease is a duly authorized and existing corporation, that it is qualified to do business in California, and that the corporation has full right and authority to enter into this Lease.

19.12 Miscellaneous. Should any provision of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provision hereof, and such remaining provisions shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. Any executed copy of this Lease shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. "Party" shall mean Landlord or Tenant, as the context implies. If Tenant consists of more than one person or entity, then all members of Tenant shall be jointly and severally liable hereunder. This Lease shall be construed and enforced in accordance with the laws of the State of California. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural. The terms "shall", "will" and "agree" are mandatory. The term "may" is permissive. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless a provision of this Lease expressly requires reimbursement. Landlord and Tenant agree that subject to Section 17.4, (a) each has had an opportunity to determine to its satisfaction the actual area of the Premises and the Building, (b) all measurements of area contained in this Lease are conclusively agreed to be correct and binding upon the parties, even if a subsequent measurement of any one of these areas determines that it is more or less than the amount of area reflected in this Lease, and (c) any such subsequent determination that the area is more or less than shown in this Lease shall not

result in a change in any of the computations of rent or other matters described in this Lease where area is a factor. Where a party hereto is obligated not to perform any act, such party is also obligated to restrain any others within its control from performing said act, including the Agents of such party. Landlord shall not become or be deemed a partner or a joint venturer with Tenant by reason of the provisions of this Lease. Preparation and submission of this Lease by Landlord shall not be deemed an offer to lease the Premises. Tenant shall not record this Lease or a memorandum thereof. Tenant shall execute any Private Restrictions reasonable requested by Landlord to effectuate any easement rights, dedication, map or restrictions provided the foregoing does not unreasonably interfere with Tenant's use of the Premises. Unless specifically stated otherwise in writing by Landlord, the voluntary or other surrender of this Lease by Tenant, the mutual termination or cancellation hereof, or a termination hereof by Landlord due to Tenant's default, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, that Landlord may elect to continue any one or all of the existing subtenancies. This Lease may be executed in one or more counterparts and by separate parties on separate counterparts, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent.

19.13 Brokerage Commissions. Each party hereto (a) represents and warrants to the other that it has not had any dealings with any real estate brokers, leasing agents or salesmen, or incurred any obligations for the payment of real estate brokerage commissions or finder's fees which would be earned or due and payable by reason of the execution of this Lease, other than to the Real Estate Brokers described in Section P of the Summary, and (b) agrees to indemnify, defend, and hold harmless the other party from any claim for any such commission or fees which result from the actions of the indemnifying party.

19.14 Force Majeure. Any prevention, delay or stoppage due to strikes, lock-outs, inclement weather, labor disputes, inability to obtain labor, materials, fuels or reasonable substitutes therefor, governmental restrictions, regulations, controls, action or inaction, civil commotion, fire or other acts of God, and other causes beyond the reasonable control of the party obligated to perform (except financial inability) shall excuse the performance, for a period equal to the period of any such prevention, delay or stoppage, of any obligation hereunder except the obligation of Tenant to pay rent or any other sums due hereunder.

19.15 Entire Agreement. This Lease constitutes the entire agreement between the parties, and there are no binding agreements or representations between the parties except as expressed herein. Tenant acknowledges that neither Landlord nor Landlord's Agents has made any legally binding representation or warranty as to any matter except those expressly set forth herein, including any warranty as to (a) whether the Premises may be used for Tenant's intended use under existing Law, (b) the suitability of the Premises or the Project for the conduct of Tenant's business, or (c) the condition of any improvements. There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease. This instrument shall not be legally binding until it is executed by both Landlord and Tenant. No subsequent change or addition to this Lease shall be binding unless in writing and signed by Landlord and Tenant.

19.16 Relocation Right. Anything in this Lease to the contrary notwithstanding, Landlord shall have the right, at any time during the Lease Term upon sixty (60) days' prior written notice to Tenant, to relocate Tenant to other space in the Building, which space shall be comparable to the Premises in area, finish, and appropriateness for the permitted use; provided, however, if Landlord so relocates Tenant, then Landlord shall pay for the reasonable costs of moving Tenant from the original

Premises to the new Premises, which shall include the reasonable expenses of moving Tenant and decorating the new Premises with substantially the same leasehold improvements, reasonable moving costs (including the cost to relocate existing phones, computers and other systems of similar nature), and all costs of reprinting stationery, cards and other printed material bearing Tenant's address at the Premises if such address changes due to the relocation (but only the quantity existing immediately prior to the relocation). Following such relocation, the Premises, as used in this Lease, shall mean the new Premises to which Tenant is relocated and Exhibit A shall be revised to reflect the new Premises. If Landlord relocates Tenant to a new location, then the terms and conditions of this Lease shall remain in full force and effect, except that if the new Premises to which Tenant is relocated is not the same size as the Premises, then the Base Monthly Rent payable by Tenant and Tenant's Share shall be adjusted accordingly based on the actual net rentable area of the new Premises.

19.17 Bankruptcy. If a petition is filed by or against Tenant for relief under Title 11 of the United States Code, as amended (the "Bankruptcy Code"), and Tenant (including for purposes of this Section Tenant's successor in bankruptcy) assumes and proposes to assign, or proposes to assume and assign, this Lease pursuant to the provisions of the Bankruptcy Code to any person or entity who has made or accepted a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, Landlord shall have the prior right and option, to be exercised by notice to Tenant given at any time prior to the date on which the court order authorizing such assignment becomes final and non-appealable, to receive an assignment of this Lease upon the same terms and conditions, and for the same consideration, if any, as the proposed assignee, less any brokerage commissions which may otherwise be payable out of the consideration to be paid by the proposed assignee for the assignment of this Lease. Tenant's rejection of this Lease under the Bankruptcy Code shall constitute an Event of Tenant's Default and entitle Landlord to terminate this Lease and exercise all of its rights and remedies under Section 13.2 and, at Landlord's election, operate to terminate all subleases, leasehold mortgages and other Transfers affecting the Premises.

19.18 Anti-Terrorism Laws. Tenant represents and warrants to Landlord that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, (a) in violation of any laws relating to terrorism or money laundering, or (b) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or any replacement website or other replacement official publication of such list.

19.19 Option to Extend.

A. Extension Right. If Tenant is not and has not been in default of any term or provision of this Lease and has not assigned this Lease or sublet any space covered thereby or agreed to do so in the future, Tenant shall have one (1) option (the "Extension Option") to extend the Lease Term with respect to the entirety of the Premises for an additional period of five (5) years commencing when the initial Lease Term expires (the "Extension Period"), solely in accordance with the terms of this section, and subject to the following conditions:

(1) The Extension Option shall be exercised, if at all, by written notice of exercise delivered to Landlord by Tenant not more than twelve (12) months nor less than six (6) months prior to the expiration of the initial Lease Term.

(2) Tenant shall accept the Premises on an "AS-IS" basis.

(3) Anything herein to the contrary notwithstanding, if Tenant is in default under any of the terms, covenants or conditions of this Lease, either at the time Tenant exercises the Extension Option or at any time thereafter prior to or upon the commencement date of the Extension Period, Landlord shall have, in addition to all of Landlord's other rights and remedies provided in this Lease, the right to terminate the Extension Option upon notice to Tenant.

B. Rent During Extension Period. In the event the Extension Option is exercised in a valid and timely fashion, the Lease Term shall be extended for the term of the Extension Period upon all of the terms and conditions of this Lease (including, without limitation, the 2008 calendar year Base Year), provided that the Base Monthly Rent for such Extension Period shall be the greater of (i) the Base Monthly Rent for the last month of the then-existing Lease Term and (ii) the "Fair Market Rent" for the Premises for the Extension Term, as determined by Landlord in its sole discretion. For purposes hereof, As used in this Section 20.2, "Fair Market Rent" shall mean the then prevailing fair market monthly rental rate for the Premises, including applicable rent escalations, based on a "full service" lease of comparable space in the Building and in comparable office buildings in the vicinity of the Premises as of the commencement date of the Extension Period. Not later than three (3) months prior to the expiration of the initial Lease Term, Landlord shall notify Tenant in writing of Landlord's determination of the Base Monthly Rent for the Extension Period.

19.20 Wireless Internet Equipment. Tenant shall have the right, subject to the terms of this Lease, including without limitation the terms and provisions contained in Section 8.2 hereof pertaining to Tenant's Alterations and the provisions of this Section 19.20, to install standard and ordinary wireless internet equipment in the Premises. Without limiting the foregoing, in the event that Tenant desires to access any areas outside of the Premises for the purposes of such installation, including without limitation, any riser space in the risers of the Building (the "Riser Space") and/or any area on the roof of the Building (the "Roof Space") for the purposes of installing telecommunications cabling and other equipment for wireless internet service (collectively, the "Equipment"), Tenant shall give Landlord at least thirty (30) days' prior written notice of its need for such space, and the following provisions shall apply with respect to the use of any Riser Space and/or Roof Space: (i) any Riser Space and/or Roof Space provided to Tenant shall be designated by Landlord in such areas as Landlord shall determine in its sole discretion; (ii) the quantity, type, size, electrical and transmission capacity, location and other variables regarding any Equipment to be installed in or on any Riser Space or Roof Space shall be subject to Landlord's prior approval; (iii) any Equipment shall be installed in a good and workmanlike manner, in compliance with all Laws, and at Tenant's sole cost and expense; (iv) Tenant shall be responsible for all upkeep and replacement of the Equipment, all at Tenant's sole cost and expense; (v) the use of the Roof Space, Riser Space and Equipment shall be subject to such other reasonable provisions, standards, rules and regulations as Landlord may promulgate from time to time, provided, however, that in no event shall Landlord charge Tenant any monthly rental or other monthly license fee for such use (other than any necessary electrical or other utility costs or reimbursement of any Landlord out-of-pocket costs); and (vi) at the expiration or earlier termination of this Lease, Tenant shall remove all Equipment at Tenant's sole cost and expense, and shall return any Riser Space and/or Roof Space to Landlord in the same condition as it was prior to the installation of the Equipment, ordinary wear and tear excepted. In connection with the foregoing, Tenant shall be permitted access to the telephone and/or electrical closets serving the Premises but located outside of the Premises elsewhere on the floor where the Premises are located, as well as access to the freight elevator serving the Premises, with such access to be subject to Landlord's reasonable rules and regulations as Landlord may promulgate from time to time.

19.21 Quiet Enjoyment. Provided Tenant pays its rent and fully performs all of its other covenants and agreements under this Lease, Tenant shall have the right to occupy the Premises without hindrance from Landlord or any person lawfully claiming through Landlord, subject to the terms of this Lease, all mortgages, insurance requirements and applicable Law. This covenant and all other

covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease with the intent to be legally bound thereby, to be effective as of the Effective Date.

LANDLORD:

617 7TH STREET ASSOCIATES, LLC,
a Delaware limited liability company

By: 617 Partners, LP,
a Colorado limited partnership
Its: Manager

By: AVF Management, LLC,
a Colorado limited liability company
Its: General Partner

By: [signature]
Name: David E. Ramsey
Title: Voting Member

TENANT:

CYBERDEFENDER CORPORATION,
a California corporation

By: [signature]
Name: GARY GUSEINOV
Title: CEO
Date: 10/17/2007

#1276151 v4

EXHIBIT A

Depiction of Premises

Consisting of One Page Attached



EXHIBIT B

Commencement Memorandum

LANDLORD:	617 7th Street Associates, LLC, a Delaware limited liability company
TENANT:	Cyberdefender Corporation, a California corporation
LEASE DATE:	______________________, 2007
PREMISES:	617 West 7th Street, Suite 401, Los Angeles, California

Pursuant to Section 2.2 of the referenced Lease, the "Commencement Date" is hereby established as ______________________, 2007. The Lease shall terminate on ______________________, ________.

LANDLORD:

617 7TH STREET ASSOCIATES, LLC,
a Delaware limited liability company

By: 617 Partners, LP,
a Colorado limited partnership
Its: Manager

By: AVF Management, LLC,
a Colorado limited liability company
Its: General Partner

By:______________________
Name:____________________
Title: Voting Member

TENANT:

CYBERDEFENDER CORPORATION,
a California corporation

By:______________________
Name:____________________
Title:_____________________
Date:_____________________

EXHIBIT C

Second Floor Lounge Area and Executive Conference Room


EXHIBIT C
817 WEST 7TH STREET - 2ND FLOOR

EXHIBIT D

Rules and Regulations

The rules and regulations set forth in this Exhibit shall be and hereby are made a part of the Lease to which they are attached. Whenever the term "Tenant" is used in these rules and regulations, it shall be deemed to include Tenant, its employees or agents and any other persons permitted by Tenant to occupy or enter the Premises. The following rules and regulations may from time to time be modified by Landlord in the manner set forth in Section 5.4 of the lease.

(a) Tenant will refer to Landlord, for Landlord's supervision, approval and control, all contractors, contractors' representatives and installation technicians rendering any service to Tenant before performance of any contractual service. This provision shall apply to all work performed in the Building including installations of telephones, telegraph equipment, electrical devices and attachments, and installations of any nature affecting doors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of Building.

(b) No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any Tenant nor shall any changes be made in existing locks or the mechanism thereof without consulting the Landlord. A reasonable number of keys or access cards to the Premises and to the toilet rooms if locked by Landlord will be furnished by Landlord, and Tenant shall not have any duplicate key or card made. At the termination of this tenancy Tenant shall promptly return to Landlord all keys and access cards to the Premises and toilet rooms. If required by Landlord, Tenant shall deposit with Landlord a reasonable sum determined by Landlord to insure return of such keys and cards. Any such deposit will be refunded when the keys and cards are returned.

(c) Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any merchandise or materials which require use of stairways, elevators or movement through Building entrance or lobby shall be restricted to hours designated by Landlord. All such movement shall be under supervision of Landlord and in the manner agreed between Tenant and Landlord by pre-arrangement before performance. Such pre-arrangement initiated by Tenant will include determination by Landlord and subject to its decision and control, as to the concerns which may prohibit any article, equipment or other item from being brought into the Building. Tenant is to assume all risk as to damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property, and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for Tenant from time of entering property to completion of work; and Landlord shall not be liable for acts of any person engaged in, or any damage or loss to any of said property or persons resulting from, any act in connection with such service performed for Tenant. Any hand trucks, carryalls or similar appliances used for the delivery or receipt of merchandise or equipment shall be equipped with rubber tires, side guards and such other safeguards as the Building shall reasonably require.

(d) No signs, advertisements or notices shall be painted or affixed on or to any windows or doors, or other parts of the Building, except of such color, size and style and in such places, as shall be first approved in writing by Landlord. No nails, hooks or screws shall be driven or inserted in any part of the Building, except by the Building maintenance personnel, nor shall any part be defaced by Tenant.

(e) Tenant shall not place, install or operate on the Premises or in part of the Building, any engine, refrigerating (other than a home-type kitchen refrigerator), heating or air conditioning apparatus, stove or machinery, or conduct mechanical operations or cook thereon or therein, or place in or about the

Premises any explosives, gasoline, kerosene, oil, acids, caustics or any other inflammable, explosives, hazardous or odorous material without the prior written consent of Landlord. No portion of the Premises shall at any time be used for cooking, sleeping or lodging quarters. In the event Tenant requires the disposal of foodstuffs, edible matter, or any materials attractive to rats or other vermin, Tenant shall provide at its sole cost and expense a vermin-proof receptacle for the disposal of such materials, and take active measure to control vermin. No Tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from the leased Premises.

(f) Landlord will not be responsible for lost or stolen property, equipment, money or jewelry from Tenant's area or public rooms regardless of whether such loss occurs when the area is locked against entry or not.

(g) No birds or animals, other than seeing-eye dogs, shall be brought into or kept in or about the Building.

(h) Bicycles, roller blades and other vehicles are not permitted inside the Building or on the walkways outside the Building.

(i) Employees of Landlord shall not receive or carry messages or deliveries for or to Tenant or other person, nor contract with or render free or paid services to Tenant or Tenant's agents, employees, or invitees.

(j) The entries, passages, doors, elevators and elevator doors (if provided), hallways or stairways shall not be blocked or obstructed by Tenant; no rubbish, litter, trash, or material of any nature shall be placed, emptied or thrown by Tenant into these areas, and such areas shall not be used at any time except for ingress or egress by Tenant, Tenant's agents, employees or invitees to or from the Premises. All trash shall be placed in receptacles provided by Tenant on the Premises or in any receptacles provided by Landlord for the Building.

(k) Plumbing fixtures and appliances shall be used only for purposes for which constructed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by Tenant, its employees, agents, visitors or licensees shall be paid by Tenant, and Landlord shall not in any case be responsible therefor.

(l) Tenant shall give immediate notice to the Building manager in case of water leaks or water damage in the Premises or in the common areas, accidents in the Premises or in the common areas or of defects therein or in any fixtures or equipment, or of any known emergency in the Building.

(m) Tenant shall not make, or permit to be made, any unseemly or disturbing noises, interfere with occupants of this or neighboring buildings or premises, or those having business with them, whether by the use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way.

(n) No safes or other objects, larger or heavier than the Building is limited to carry, shall be brought into or installed on the Premises. The Landlord shall have the power to prescribe the weight and position of such safes or other objects which shall, if considered necessary by the Landlord, be required to be supported by such additional materials placed on the floor as the Landlord may direct, and at the expense of the Tenant. Tenant shall pay the fees of the structural engineer of the Building if structural engineering advice is necessary in planning the positioning of heavy loads. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant's expense in settings sufficient to absorb and prevent vibration, noise and annoyance.

(o) Landlord shall have no obligation to repair, restretch, or replace carpeting, but will spot-clean and sweep carpeting as part of any janitorial services required to be furnished by Landlord under the Lease. During the entire term of the Lease, Tenant shall, at its expense, install and maintain under all caster chairs a chair pad or carpet casters to protect the carpeting.

(p) Names to be placed on or removed from directories should be furnished to the manager in writing on Tenant's letterhead. All directory strips will be at the expense of the Tenant. Landlord will determine size and uniformity of strips.

(q) Tenant shall see that doors of the Premises are closed and securely locked before leaving the Building and must observe strict care not to leave such doors open. Tenant shall exercise extraordinary care and caution that all water faucets or water apparatus are entirely shut off before the Tenant or the Tenant's employees leave the Building, and that all electricity, gas and air conditioning shall likewise be carefully shut off, so as to prevent waste or damage, where controlled by Tenant.

(r) Janitorial services shall be provided five days per week in and about the Premises, and in no case shall such services be provided on Saturdays, Sundays and holidays (legal). Tenants shall not cause unnecessary labor by reason of carelessness or indifference in the preservation of good order and cleanliness. The work of the janitor or cleaning personnel shall not be hindered by Tenant after 5:30 p.m., and any such work may be done at any time when the offices are vacant. The windows, doors and fixtures may be cleaned at any time without interruption of purpose for which the Premises are let. Tenant shall provide adequate waste and rubbish receptacles, cabinets, bookcases, map cases, etc. necessary to prevent unreasonable hardship to Landlord in discharging its obligation regarding cleaning service. Boxes should be broken down to fit into containers.

(s) Canvassing, soliciting and peddling in the Building are prohibited. Tenant shall cooperate to prevent the same.

(t) Except as permitted by Landlord, Tenant shall not mark upon, paint signs upon, cut, drill into, drive nails or screws into, or in any way deface the walls, ceilings, partitions or floors of the Premises or of the Building, and any defacement, damage or injury caused by Tenant shall be paid for by Tenant. All nail holes are to be patched and repaired in Tenant's suite by Tenant upon vacating Premises.

(u) All holiday decorations and other temporary or special decorations must be flame-retardant. No live Christmas trees or candles are to be used throughout the Building. No decorations should be hung on the exterior windows or on exterior suite doors.

(v) No person shall smoke any tobacco or other smoking product within the Building. Tenant shall not permit any customer, patron, invitee, employee, officer, director or partner of Tenant to smoke within the Premises or the Building.

(w) No window shades, blinds, screens or draperies shall be attached or detached by Tenant and no awnings shall be placed over the windows without Landlord's prior written consent. Tenant agrees to abide by Landlord's rules with respect to maintaining uniform blinds at all windows and hallways so that the Building will present a uniform exterior appearance. Tenant will use its best efforts to have all blinds closed at the end of each day in order to help conserve energy.

(x) If any portion of the Premises is used for storage and such area is visible from outside of the Premises, Tenant shall screen such area from public view by use of appropriate window coverings satisfactory to Landlord.

(y) Tenant shall participate in all fire and other life safety evacuation drills, training exercises and similar activities for the Building. Tenant shall post in the Premises all signs and notices, if any, furnished by Landlord with respect to evacuation and similar procedures. Tenant shall keep Landlord advised of the current telephone numbers of Tenant's employees who may be contacted in an emergency; i.e., fire, break in, vandalism, etc.

(z) No aerial shall be erected on the roof or exterior walls of the Premises or on the grounds, without in each instance, the written consent of Landlord. Any aerial so installed without such consent shall be subject to removal without notice.

(aa) The normal business hours of the Building shall be from 8:00 A.M. to 6:00 P.M. Monday through Friday of each week, excluding holidays observed by the Building. Landlord shall have the right, but not the obligation, to change the normal business hours of the Building from time to time to conform to any different hours determined by Landlord to be typically observed by first class office buildings in Los Angeles, California.

EXHIBIT E

Work Letter

This Work Letter (the "Work Letter") constitutes part of the Lease dated as of October 19, 2007 between 617 7th Street Associates, LLC, a Delaware limited liability company ("Landlord"), and CYBERDEFENDER CORPORATION, a California corporation ("Tenant").

1. Work Letter. This Work Letter sets forth the terms and conditions relating to the construction of the Tenant Improvements (defined below) to be performed in the Premises by Landlord, all at Tenant's sole cost and expense (subject to the "Allowance" set forth below).

2. Condition of Premises. As of the Effective Date, the Premises and the Building shall be in their "AS IS" condition.

3. Space Plan. Landlord and Tenant have approved the detailed space plan attached to this Work Letter as Exhibit E-1 (the "Space Plan").

4. Construction Drawings; Final Plans. Within three (3) business days after any request by Landlord, Tenant shall furnish the additional information requested by Landlord for the preparation by Landlord's architect, engineer or space planner of construction drawings and specifications (the "Construction Drawings"), including, without limitation, Tenant's selection of certain materials and finishes subject, however, to Landlord's approval thereof. Except as otherwise approved by Landlord, the Tenant Improvements shall be constructed using building standard materials and finishes. Upon completion of the Construction Drawings, Landlord shall deliver the same to Tenant for Tenant's approval, which approval shall not be unreasonably withheld or delayed. Within three (3) business days after Construction Drawings are submitted by Landlord to Tenant, Tenant shall approve or reasonably disapprove the Construction Drawings. Tenant shall be deemed to have approved all portions of the Construction Drawings that are consistent with the Space Plan and the additional information furnished by Tenant to Landlord. Landlord shall respond promptly to any reasonable objections of Tenant to the Construction Drawings and shall resubmit revised Construction Drawings showing changes acceptable to Landlord within five (5) business days of Landlord's receipt of Tenant's objections. Tenant shall respond to revised Construction Drawings with Tenant's approval or reasonable disapproval thereof within two (2) business days of receipt thereof. The foregoing procedure shall be repeated until the Construction Drawings have been approved by Tenant. The Construction Drawings, as approved by Landlord and Tenant and as revised from time to time in accordance with the provisions of this Work Letter, are hereinafter called the "Final Plans", and the improvements to be performed in accordance with the Final Plans are herein called the "Tenant Improvements"). To the extent the Final Plans consist, at Tenant's request, of alterations or improvements which are beyond the scope contemplated in the Space Plan, any delay in Landlord's performance of the Tenant Improvements resulting from any such change in scope shall be a Tenant Delay (defined below).

5. Changes. If Tenant shall desire any change in or to the Space Plans or the Final Plans (or any portions of the proposed Construction Drawings which Tenant is deemed to have approved above) (a "**Change**"), Tenant shall submit its written request for such Change to Landlord for Landlord's review and approval. Landlord shall not unreasonably withhold or delay its approval of any Change requested by Tenant. Notwithstanding the foregoing, Landlord's approval to any Change affecting the Building structure, exterior or systems may be withheld in Landlord's sole discretion. Any delay in Landlord's performance of the Tenant Improvements resulting from any Change or request for a Change shall be a Tenant Delay. In any event, the Tenant Improvements shall consist of, at a minimum, a level of

improvements comparable to or higher than the level of improvements of typical premises in the Building occupied by tenants.

6. Governmental Requirements. If Landlord determines at any time that changes in the Tenant Improvements are required as a result of Laws, or are required at the insistence of any other third party whose approval may be required with respect to the Tenant Improvements, or are required as a result of unanticipated conditions encountered in the course of construction, then Landlord shall promptly (a) advise Tenant of such circumstances and (b) cause revised plans reflecting such changes to be prepared and submitted to Tenant for Tenant's information. Tenant shall not have the right to disapprove any such changes necessitated by applicable Laws or as a condition of any required governmental or other third-party approvals or consents or as a result of unanticipated conditions, but to the extent Tenant identifies to Landlord any concerns arising out of any such requirements, conditions or changes described in this sentence, Landlord and Tenant shall cooperate reasonably, diligently and in good faith to discuss possible changes in the nature or scope of the Tenant Improvements that might minimize or avoid the effects of such Laws, conditions or changes.

7. General Contractor. Landlord shall have the right to select the general contractor and all subcontractors used in connection with the Tenant Improvements; provided, however that to the extent commercially reasonable, Landlord shall endeavor to competitively bid the Tenant Improvements to three (3) contractors selected by Landlord. Landlord shall independently retain the general contractor to construct the Tenant Improvements.

8. Tenant Improvement Cost. The cost of the Tenant Improvements (the "Tenant Improvements Cost") shall include, without limitation, the following: (i) all sums paid to contractors or subcontractors for labor and materials furnished in connection with the construction of the Tenant Improvements; (ii) all costs, expenses, payments, fees and charges (other than penalties) paid or incurred to or at the direction of any city, county or other governmental or quasi-governmental authority or agency which are required to be paid in order to obtain all necessary governmental permits, licenses, inspections and approvals relating to the construction of the Tenant Improvements; (iii) engineering and architectural fees for services rendered in connection with the design, construction and review of the Tenant Improvements (including, without limitation, all engineering and architectural fees incurred by Landlord in the preparation of the Space Plan, the Construction Drawings and the Final Plans and all revisions thereto whether prior to or after the Effective Date); (iv) sales and use taxes; (v) testing and inspection costs; (vi) the cost of power, water and other utility facilities and the cost of collection and removal of debris required in connection with construction of such item or component; (vii) the cost of all improvements required to comply with all Laws in connection with the Tenant Improvements; (viii) all costs incurred by Landlord as a result of a Change; (ix) all costs incurred by Landlord as a result of a Tenant Delay; and (x) all other costs incurred in connection with the construction of the Tenant Improvements.

9. Supervision Fee. Tenant shall pay Landlord a fee for Landlord's oversight and coordination of the Tenant's Work equal to three percent (3%) of the cost of any Tenant Improvements in excess of the Allowance (the "Supervision Fee"). Such fee shall be deducted from the Allowance if sufficient funds are available therefor; otherwise such Supervision Fee shall be paid by Tenant to Landlord within thirty (30) days after receipt of Landlord's invoice therefor.

10. Allowance. Provided Tenant is not in default under the Lease, the Tenant Improvements Cost shall be paid by Landlord up to a maximum contribution by Landlord equal to One Hundred Sixty-Four Thousand Five Hundred Twenty-One and No/Dollars ($164,521.00) (such maximum amount, the "Allowance"), less any reduction in or charge against such sums pursuant to any applicable provisions of this Work Letter. Tenant shall be responsible, at its sole cost and expense, for payment of the entire

Tenant Improvements Cost in excess of the Allowance. The funding of the Allowance shall be made on a monthly basis or at other convenient intervals determined by Landlord and in all other respects shall be based on such commercially reasonable disbursement conditions and procedures as Landlord may reasonably prescribe. Any unused portion of the Allowance shall accrue to the sole benefit of Landlord. Notwithstanding the foregoing, Tenant may utilize a portion of the Allowance, not to exceed $5,000.00, toward the costs associated with the installation of Tenant's key-card access system in the Premises (the "Access Systems Costs"). Subject to the foregoing limitations, Landlord will make payment to Tenant from the Allowance for the Access Systems Costs within thirty (30) days after receipt of third party invoices therefor. Any portion of the Allowance not so utilized by Tenant on or before the date which is one year following the Effective Date shall be forfeited by Tenant and remain the property of Landlord. If the full estimated amount of the Tenant Improvements Cost as reasonably estimated by Landlord exceeds the Allowance, Landlord may, in its discretion, require that the full estimated amount of the Tenant Improvements Cost net of the Allowance be deposited in cash by Tenant with Landlord prior to commencement of the Tenant Improvements (or at Landlord's election, at any time during construction of the Tenant Improvements). To the extent Landlord does not require such an advance deposit and/or to the extent the final net Tenant Improvements Cost is not covered by such advance deposit (if any), the remaining balance of the final net Tenant Improvements Cost shall be reimbursed by Tenant to Landlord in cash within ten (10) days after written demand therefor. In addition to the foregoing Allowance, Landlord will also provide an additional allowance not to exceed $0.12 per rentable square foot of the Premises (for a total of $569.04) to be specifically allocated toward the cost of the Space Plan.

11. Default. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to continue constructing the Tenant Improvements, and Landlord shall not be obligated to disburse any portion of the Allowance, during the continuance of an uncured default under the Lease, and Landlord's obligation to do the same shall only resume when and if such default is cured. Any delay resulting from Landlord discontinuing the construction of the Tenant Improvements during the continuance of an uncured default by Tenant under the Lease shall be a Tenant Delay.

12. Tenant Delay. If Landlord is delayed in the performance of the Tenant Improvements as a result of the acts or omissions of Tenant or Tenant's Agents including, without limitation, (a) any Change or request for a Change by Tenant, (b) Tenant's failure to comply with any of its obligations under the Lease or this Work Letter, (c) the specification of any materials or equipment with long lead times or (d) the inclusion in the Tenant Improvements of specialty improvements with construction times longer than those for standard office improvements (each such delay, a "Tenant Delay"), the Tenant Improvements shall be deemed to be substantially completed on the date that Landlord could reasonably have been expected to have substantially completed the Tenant Improvements absent any such delay. All costs incurred by Landlord as a result of a Tenant Delay shall be included in the Tenant Improvements Cost.

13. Further Expansions. This Work Letter shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the Term, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

14. Restoration Requirements. At the expiration or sooner termination of the Lease Term, all of the Tenant Improvements shall be surrendered to Landlord as part of the realty; provided, however, as a condition to Landlord's approval of any changes requested by Tenant to the Space Plan, the Construction Drawings or the Final Plans, Landlord may require that Tenant, at Tenant's sole cost and expense, remove, prior to the expiration or sooner termination of the Lease Term, any portion of the Tenant Improvements which are the subject of such changes and which consist of improvements that are non-standard office improvements and restore such portion of the Premises to its condition prior to the construction of such Tenant Improvements, all in a manner required by Landlord.


NOTE:
OPEN CEILING IN ALL AREAS EXCEPT CONFERENCE ROOM AND IT ROOM.
RESEARCH ROOM TO HAVE EXPOSED CEILING; HEIGHT OF WALLS MUST GO TO THE DECK TO SUPPORT GLASS
BREAK AREA
COPY / FAX
WS 6'x6'
LOW WALL AT 54" AFF
FULL HEIGHT GLASS
RESEARCH 13'-8"x11'-10"
TYP. SEPERATE CIRCUITS
IT ROOM 222 S.F.
THIS ROOM TO RECEIVE 24 HR A/C
CONFERENCE 15'-0"x22'-1"
LOW WALL
FULL HEIGHT GLASS
LOGO
KEYCARD READER
ALL OFFICE WALLS TO BE 8'-0" HIGH AFF
OFFICE 12'-0"x10'-0"
OFFICE 169 S.F.
TYPICAL OFFICE POWER/DATA CONFIGURATION
Key Card Access
2 LCD TV Installations
LCD Installation
Install LCD screen
Translucent Plastic

CYBER DEFENDER
617 W 7TH STREET
6TH FLOOR

SP-1

DRAWN	AS
ISSUE DATE	08/21/07
PROJECT NO	8352

SPACE PLAN

SPACES

Aug 21, 2007 - 12:30:19 Path Name: I:\8000\8352\SP\ DWG Name: 8352SP-Vmg.dwg Updated By: Alex

City Spaces, Inc. 836 S. Arroyo Parkway Pasadena, CA 91105 626.449.6222 P 626.449.2775 F www.cityspaces.com

TEMPORARY LEASE AGREEMENT

THIS TEMPORARY LEASE AGREEMENT (this "Agreement") is entered into as of the 19 day of October, 2007, by and between 617 7TH STREET ASSOCIATES, LLC, a Delaware limited liability company ("Landlord"), and CYBERDEFENDER CORPORATION, a California corporation ("Tenant").

RECITALS:

A. Landlord and Tenant executed that certain Lease dated Oct 19, 2007 (the "Permanent Lease"), covering certain space therein designated as Suite 401, containing approximately 4,742 rentable square feet (the "Permanent Premises"), located in that certain building located at 617 West 7th Street, Los Angeles, California (the "Building").

B. The Permanent Lease provides for the construction by Landlord of certain tenant improvements in the Permanent Premises (the "Leasehold Improvements") prior to the Commencement Date.

C. Tenant desires to lease certain space in the Building from Landlord on a temporary basis pending completion of the Leasehold Improvements, and Landlord is willing to lease such space to Tenant, all on the terms and conditions contained herein.

D. Capitalized terms used herein but not otherwise defined herein shall have the meanings given to such terms in the Permanent Lease.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereby agree as follows:

1. Temporary Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, certain space herein designated as Suite 404, containing approximately 2,395 rentable square feet, and located on the 4th floor of the Building, as shown on Exhibit A attached hereto (the "Temporary Premises"). Tenant hereby acknowledges that the Temporary Premises is leased by Tenant subject to all the terms and conditions of this Agreement.

2. Term. Tenant's right to utilize the Temporary Premises pursuant to this Agreement shall commence on November 1, 2007 (the "Effective Date"), and shall continue until the Commencement Date of the Permanent Lease (the "Temporary Premises Term")

3. Rental. Commencing upon the Effective Date, and continuing through the Temporary Premises Term, as consideration for Tenant's use of the Temporary Premises during the Temporary

Premises Term, Tenant shall pay to Landlord as Base Rent (herein so called), an amount equal to $15.00 per rentable square foot of the Temporary Premises, payable in equal monthly installments of $2,993.75 per month. All Base Rent and any other amounts due hereunder (collectively, "Rent") shall be paid by Tenant to Landlord in the same manner as provided in the Permanent Lease.

4. Use. Tenant shall use the Temporary Premises only for general office purposes, and for no other purpose. Tenant will, at Tenant's sole cost, promptly comply with all laws relating to or affecting the condition, use or occupancy of the Temporary Premises. Tenant will conduct its business and occupy the Temporary Premises in such a manner so as not to create any nuisance or interfere with, annoy or disturb any of the tenants of the Building or Landlord in its management of the Building.

5. Services to the Temporary Premises. Landlord agrees, during the Temporary Premises Term, to furnish and provide to the Temporary Premises the same services that it is required to provide to the Permanent Premises under the Permanent Lease during the Lease Term thereof.

6. Condition of Temporary Premises. Landlord and Tenant hereby agree that the Temporary Premises will be delivered to Tenant in its "AS IS" condition. Tenant hereby agrees that its taking possession of the Temporary Premises shall be conclusive evidence as against Tenant that the Temporary Premises was in the condition agreed upon between Landlord and Tenant, and shall be an acknowledgment by Tenant that it accepts the Temporary Premises in its then "AS IS" condition, without any further improvement thereof required by Landlord.

7. Surrender of Temporary Premises. Upon the termination of this Agreement, Tenant shall peaceably surrender to Landlord the Temporary Premises, including the alterations, improvements and changes, other than Tenant's furniture, fixtures and equipment remaining the property of Tenant, broom-clean and in the condition the same were in on the Effective Date, subject only to ordinary and customary wear and tear. In the event that Tenant fails to vacate the Temporary Premises upon the termination of this Agreement, Tenant shall be deemed a tenant at sufferance and Landlord shall have all rights and remedies existing at law or in equity, including the right to file suit under California law for possession of the Temporary Premises, and to recover damages incurred by Landlord as a result of such holding over by Tenant. No holdover by Tenant or payment by Tenant after the termination of this Agreement shall be construed to extend the Temporary Premises Term or prevent Landlord from immediate recovery of possession of the Temporary Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Temporary Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant's holdover, such failure shall constitute a event of default hereunder; and Tenant shall be liable to Landlord for, and shall protect Landlord from and indemnify and defend Landlord against, all losses and damages, including any claims made by any succeeding tenant resulting from such failure to vacate, and any consequential damages that Landlord suffers from the holdover.

8. Liability and Indemnity; Hazardous Materials; Insurance. Except as may otherwise be set forth to the contrary herein, all of Tenant's duties and obligations (including without limitation

any obligation to indemnify Landlord as more fully provided in Article 12 of the Permanent Lease) under the Permanent Lease shall be applicable to the Temporary Premises and Tenant's use thereof, as if the Temporary Premises were a part of the Permanent Premises under the Permanent Lease, and shall be applicable as if the Lease Term of the Permanent Lease had already commenced. Without limiting the generality of the foregoing, Tenant shall carry insurance covering its use of the Temporary Premises and all of Tenant's property stored therein of the same types, on the same forms, with the same limits of liability, and otherwise as provided in Article 11 of the Permanent Lease, and shall provide Landlord with evidence of such insurance in the same manner as provided in Article 11 of the Permanent Lease.

9. Landlord's Right to Show Temporary Premises. Tenant acknowledges and agrees that Landlord is currently marketing the Temporary Premises for lease, that Landlord will continue to do so during the Temporary Premises Term, and that Landlord may be entering the Temporary Premises for the purpose of showing the same to prospective tenants. In connection with the foregoing, Tenant hereby expressly authorizes Landlord to enter upon the Temporary Premises for the foregoing purposes without prior notice to Tenant.

10. Landlord's Right to Relocate Temporary Premises. Landlord may, at Landlord's expense and upon five (5) days' prior notice to Tenant, relocate Tenant from the Temporary Premises to other premises within the Building. If Landlord relocates Tenant as provided here, Tenant shall be solely responsible for Tenant's costs associated with relocation to the new space. Upon such relocation, the relocation space shall be deemed to be the Temporary Premises and the terms of this Agreement shall remain in full force and shall apply to the relocation space.

11. Notices. Notices hereunder must be delivered in accordance with the provisions of the Permanent Lease.

12. Integration; Modification; Waiver. This Agreement constitutes the complete and final expression of the agreement of the parties relating to the Temporary Premises, and supersedes all previous contracts, agreements, and understandings of the parties, either oral or written, relating to the Temporary Premises. This Agreement cannot be modified, or any of the terms hereof waived, except by an instrument in writing (referring specifically to this Agreement) executed by the party against whom enforcement of the modification or waiver is sought.

13. Events of Default; Landlord's Remedies. It shall constitute an event of default hereunder in the event that Tenant fails to abide by any of the terms and conditions of this Agreement. In the event of any such event of default, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have all remedies made available to Landlord in the event of default under the Permanent Lease. A default under this Agreement shall constitute an event of default under the Permanent Lease, and a default under the Permanent Lease shall constitute an event of default hereunder.

14. Governing Law. This Agreement shall be governed by the laws of the State of California.

15. Brokers. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Agreement, other than CB Richard Ellis, Inc., which has acted as Landlord's broker, and Stone-Miller Company, which has acted as Tenant's broker, which brokers shall not be owed any commission by Landlord in connection with this Agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, and other liability for any commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

16. Binding Effect. Landlord has delivered a copy of this Agreement to Tenant for Tenant's review only, and the delivery of it does not constitute an offer to Tenant or an option. This Agreement shall not be effective against any party hereto until an original copy of this Agreement has been signed by such party and delivered to the other party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be duly executed as of the date first set forth above.

LANDLORD:

617 7TH STREET ASSOCIATES, LLC,
a Delaware limited liability company

By: 617 Partners, LP,
a Colorado limited partnership
Its: Manager

By: AVF Management, LLC,
a Colorado limited liability company
Its: General Partner

By: ______________________
Name: ______________________
Title: Voting Member

TENANT:

CYBERDEFENDER CORPORATION,
a California corporation

By: ______________________
Name: GARY GUSEINOV
Title: CEO

EXHIBIT A

FLOOR PLAN OF TEMPORARY PREMISES

[to be attached]